ACQUISITION AGREEMENT

                                    by and among


                  SECURITY NATIONAL FINANCIAL CORPORATION,


                        CONSOLIDARE ENTERPRISES, INC.,

                                    and

         THE SHAREHOLDERS WHO HAVE EXECUTED THE AGREEMENT
      BY CERTAIN SHAREHOLDERS OF CONSOLIDARE ENTERPRISES, INC.
              TO VOTE IN FAVOR OF MERGER IN THE FORM
                       ATTACHED AS ANNEX I.



                                April 24, 1998

                    TABLE OF CONTENTS

                                                             Page

ARTICLE 1   DEFINITIONS . . . . . . .. . . .  . . . . . .  2

1.1   Certain Terms Defined  . . . . . . . . . . . . . .  2

ARTICLE 2   AGREEMENT TO MERGE, ETC.. . . . . . . . . . .  9
       2.1  Agreement to Merge . . . . . . . .. . . . . .  9
       2.2  Notice of Merger and Conversion
            of CEI Common into Right to Receive Cash . . . 9
       2.3  Payment of Cash and Surrender
            of Certificates for CEI Common  . . . . . . . 14
       2.4  The Closing . . . . . . . . . . . . . . . .   15
       2.5  Dissenting Shareholders . . . . . . . . . .   16
       2.6  Covenants, Agreements, Etc. as
            Conditions. . . . . . . . . . . . . . . . .   16
       2.7  Effectiveness of Merger . . . . . . . . . .   16

ARTICLE 3   REPRESENTATIONS AND WARRANTIES OF CEI . . .   17
       3.1  Subsidiaries, Joint Ventures, Etc.  . . . . . 17
       3.2  Organization and Qualification, Etc.  . . . . 17
       3.3  Articles of Incorporation and By-Laws . . . . 18
       3.4  Capital Stock . . . . . . . . . . . . . . . . 18
       3.5  Officers and Directors; Financial
            Institution Accounts, Etc. . . . . . . . . .  19
       3.6  Litigation . . . . . . . . . . . . . . . . .  20
       3.7  Minute Books, Etc. . . . . . .  . . . . . .   21
       3.8  Authorization of Agreement . . . . . . . . . .21
       3.9  No Conflict with Other Interests . . . . . . .22
       3.10 Tax Returns . . . . . . . . . . . . . . . . . 22
       3.11 Software Programs, Patents, Trademarks,
            Servicemarks, and Copyrights . . . . . . . . .24
       3.12 Compliance with Law . . . . . . . . . . . . . 25
       3.13 Employee Benefit Plans. . . . . . . . . . . . 25
       3.14 Labor . . . . . . . . . . . . . . . . . . . . 26
       3.15 State Admissions. . . . . . . . . . . . . . . 26
       3.16 Agency Arrangements . . . . . . . . . . . . . 27
       3.17 Insurance Policies. . . . . . . . . . . . . . 27
       3.18 Financial Statements. . . . . . . . . . . . . 27
       3.19 Regulatory Filings. . . . . . . . . . . . . . 29
       3.20 No Change in Insurance Practices. . . . . . . 29
       3.21 Reserves. . . . . . . . . . . . . . . . . . . 29
       3.22 Claims. . . . . . . . . . . . . . . . . . . . 30
       3.23 Termination of Insurance. . . . . . . . . . . 30
       3.24 Insurance-Related and Other Agreements. . . . 31
       3.25 Absence of Contracts, Agreements, and Plans . 32
       3.26 No Adverse Change . . . . . . . . . . . . . . 33
       3.27 Casualties. . . . . . . . . . . . . . . . . . 33
       3.28 Limitations on Companies. . . . . . . . . . . 34
       3.29 Accounts, Notes, and Advances Receivable. . . 37
       3.30 No Undisclosed Liabilities or Agreements. . . 37
       3.31 Disclosure. . . . . . . . . . . . . . . . . . 38
       3.32 Title to Properties; Liens; Conditions
            of Properties. . . . . . . . . . . . . . . . .38
       3.33 No Liability for Finders' or Financial
            Advisory Fees. . . . . . . . . . . . . . . . .39
       3.34 Environmental Matters . . . . . . . . . . . . 39
       3.35 Information Set Forth in Any Schedule. . . . .41

ARTICLE 4   REPRESENTATIONS AND WARRANTIES OF SNFC. . . . 41
       4.1  Organization and Qualification, Etc. . . . . .41
       4.2  Authority. . . . . . . . . . . . . . . . . . .42
       4.3  Valid and Binding Obligations. . . . . . . . .42
       4.4  No Violation of Charter, Etc.. . . . . . . . .42

ARTICLE 5   CONDUCT OF THE BUSINESS OF THE COMPANIES
       PENDING THE MERGER. . . . . . . . . . . . . . . . 42

       5.1   Conduct Business in Ordinary Course . . . . .43
       5.2   No Change in Charter or By-Laws . . . . . . .43
       5.3   No Change in Capitalization . . . . . . . . .43
       5.4   No Dividends. . . . . . . . . . . . . . . . .43
       5.5   No Change in Compensation . . . . . . . . . .43
       5.6   No Contract Not in Ordinary Course. . . . . .44
       5.7   No Changes in Personnel or Financial
            Institutions . . . . . . . . . . . . . . . . .44
       5.8   Maintenance of Property . . . . . . . . . . .44
       5.9   Insurance . . . . . . . . . . . . . . . . . .45
       5.10 Business Intact . . . . . . . . . . . . . . . 45
       5.11 Insurance Policies and Agency Agreements. . . 45
       5.12 Reinsurance . . . . . . . . . . . . . . . . . 45
       5.13 Acquisition of Insurance. . . . . . . . . . . 45
       5.14 No Capital Contributions. . . . . . . . . . . 46
       5.15 Representations and Warranties. . . . . . . . 46
       5.16 Necessary Action. . . . . . . . . . . . . . . 46
       5.17 Best Efforts to Satisfy Conditions. . . . . . 46
       5.18 Inconsistent Activities . . . . . . . . . . . 46
       5.19 CEI Stockholders' Meeting . . . . . . . . . . 47
       5.20 Access to Properties, Files, Etc. . . . . . . 47
       5.21 Correspondence with Regulators. . . . . . . . 48
       5.22 Hart-Scott-Rodino Filing. . . . . . . . . . . 49

ARTICLE 6   COVENANTS OF SNFC AND THE SHAREHOLDERS. . . . 49

      6.1   Necessary Action. . . . . . . . . . . . . . . 49
      6.2   Merger Consideration . . . . . . . . . . . . .49
      6.3   Hart-Scott-Rodino Filing. . . . . . . . . . . 49
      6.4   Shareholders to Vote in Favor of Merger. . . .49

ARTICLE 7   APPROVALS NEEDED FOR MERGER . . . . . . . . . 50
      7.1   Insurance Regulatory Approvals. . . . . . . . 50
      7.2   Hart-Scott-Rodino Antitrust
            Improvements Act of 1976. . . . . . . . . . . 50

ARTICLE 8   CONDITIONS. . . . . . . . . . . . . . . . . . 51
      8.1   Conditions Precedent to Obligations of SNFC . 51
      8.2   Conditions Precedent to Obligations of CEI. . 57

ARTICLE 9   ACCESS TO INFORMATION . . . . . . . . . . . . 60
       9.1  Pre-Closing Access . . . . . . . . . . . . . .60
       9.2  Access to Accountant's Records . . . . . . . .61
       9.3  Post-Merger Access . . . . . . . . . . . . . .61

ARTICLE 10  INDEMNIFICATION. . . . . . . . . . . . . . . .61
      10.1  Indemnification by CEI . . . . . . . . . . .  61
      10.2  Indemnification by SNFC. . . . . . . . . . . .62
      10.3  Survival of Obligation to Indemnify. . . . . .62
      10.4  Notice and Procedure . . . . . . . . . . . . .63
      10.5  Limitation on Indemnification Obligations. . .65
      10.6  Indemnification as Exclusive Remedy. . . . . .65
      10.7  No Consequential Damages . . . . . . . . . . .65

ARTICLE 11  MISCELLANEOUS. . . . . . . . . . . . . . . . .66
      11.1  Termination; Expenses. . . . . . . . . . . . .66
      11.2  Noncompliance by SNFC; Termination by CEI . . 67
      11.3  Rights of Third Parties. . . . . . . . . . . .67
      11.4  Survival of Representations and
            Warranties; Indemnities. . . . . . . . . . . .68
      11.5  Prosecution of CEI Lawsuit and SSLIC
            Lawsuit . . . . . . . . . . . . . . . . . . . 68
      11.6  Prior Agreements; Modifications. . . . . . . .68
      11.7  Captions and Table of Contents . . . . . . . .68
      11.8  Governing Law. . . . . . . . . . . . . . . . .69
      11.9  Counterparts . . . . . . . . . . . . . . . . .69
      11.10 Severability. . . . . . . . . . . . . . . . . 69
      11.11 Notices . . . . . . . . . . . . . . . . . . . 69
      11.12 Waiver. . . . . . . . . . . . . . . . . . . . 69
      11.13 No Finders' Fees. . . . . . . . . . . . . . . 71
      11.14 Definition of CEI's, SSLIC's, and
            the Companies' Knowledge. . . . . . . . . . . 71
      11.15 Definition of SNFC's Knowledge. . . . . . . . 71
      11.16 Attorneys' Fees . . . . . . . . . . . . . . . 72
      11.17 Consent to Jurisdiction; Waiver of
            Jury Trial . . . . . . . . . . . . . . . . .  72
      11.18 Cross References. . . . . . . . . . . . . . . 72

                             ANNEXES


Annex I     Agreement by Certain Shareholders of Consolidare
            Enterprises, Inc. to Vote in Favor of Merger

Annex II    Agreement and Plan of Merger

Annex III   Escrow Agreement

                     SCHEDULES
      (with page number where first mentioned in text)

                                                         Page

Schedule A  Officers, Directors, Employees, Financial
      Institution Accounts, Safety Deposit Boxes,
      Powers of Attorney, and Shareholders. . . . . . . . .18

Schedule B  Litigation. . . . . . . . . . . . . . . . . . .20


Schedule C  Taxes Not Reflected on Balance Sheet. . . . . .23

Schedule D  Patents, Trademarks, Servicemarks, and
      Copyrights . . . . . . . . . . . . . . . . . . . . . 24

Schedule E  Employee Benefit Plans; Employment Contracts. .25

Schedule F  States Where Companies Admitted or Qualified. .26

Schedule G  Policy Forms; Limits; Reinsurance
            Underwriting Manual . . . . . . . . . . . . . .27

Schedule H  Financial Statements  . . . . . . . . . . . . .27

Schedule I  Report of Examination . . . . . . . . . . . . .29

Schedule J  Regulatory Filings. . . . . . . . . . . . . . .29

Schedule K  Claims. . . . . . . . . . . . . . . . . . . . .30

Schedule L  Termination of Insurance. . . . . . . . . . . .30

Schedule M  Insurance-Related and Other Agreements. . . . .31

Schedule N  Contracts, Agreements, and Plans. . . . . . . .17

Schedule O  Tax Returns . . . . . . . . . . . . . . . . .  22

Schedule P  Certain Occurrences Since December 31, 1996 . .34

Schedule Q  Real Estate Owned and Leased. . . . . . . . . .31

Schedule R  Fixed Assets. . . . . . . . . . . . . . . . . .38

Schedule S  Omitted

Schedule T  Omitted

Schedule U  Decreases in Statutory Net Capital and Surplus. 55

Schedule V  Finders' Fees, Etc. Payable by SNFC. . . . . . .71

Schedule W  List of CEI Individuals for "Knowledge"
            Purposes. . . . . . . . . . . . . . . . . . . . 71

Schedule X  Schedule and List of SNFC Individuals
            for "Knowledge" Purposes. . . . . . . . . . . . 72

                        ACQUISITION AGREEMENT

      This Acquisition Agreement ("Agreement") dated as of April 24, 1998, by and among Security National Financial Corporation, a Utah corporation ("SNFC" or the "Buyer"), Consolidare Enterprises, Inc., a Florida corporation ("CEI"), and the shareholders of CEI who have executed the Agreement by Certain Shareholders of Consolidare Enterprises, Inc., to Vote in Favor of Merger in the form attached as Annex I (the "Shareholders") (SNFC, CEI and the Shareholders collectively, the "Parties").

                  W I T N E S S E T H :

            WHEREAS, CEI owns approximately 57.4% of the outstanding shares of common stock of Southern Security Life Insurance Company, a Florida corporation ("SSLIC"); a surplus debenture dated September 7, 1988 in the principal amount of $1,000,000 issued by SSLIC (the "Surplus Debenture"), and all of the outstanding shares of common stock of Insuradyne Corp., a Florida corporation ("IC"); and

            WHEREAS, the Parties desire upon the terms and subject to the conditions herein set forth to enter into an agreement and plan of merger providing for the merger of CEI with and into SNFC which merger, if consummated, would result in (i) SSLIC becoming a majority-owned subsidiary of SNFC or SNFC subsidiary and (ii) the shareholders of CEI becoming entitled to receive cash for each share of CEI outstanding immediately prior to the Effective Time of the Merger as hereinafter defined; and

            WHEREAS, CEI and the Shareholders desire to induce
SNFC to enter into such an agreement and plan of merger, and each of the Parties is prepared to make the representations, warranties, and agreements set forth below.

            NOW, THEREFORE, in order to consummate the transactions set forth above and in consideration of the mutual covenants, agreements, representations, and warranties herein contained, the Parties, intending to be legally bound, agree as follows:

                              ARTICLE 1
                              DEFINITIONS

      1.1  Certain Terms Defined.  The terms defined in this
Section 1.1 shall for all purposes of this Agreement have the meanings herein specified, unless the context expressly or by necessary implication otherwise requires:

      (a) "Accrued Commissions and Interest" shall have the meaning specified in Section 2.2(a)(2);

      (b) "Agreement" shall mean this Agreement by and among SNFC, CEI and the Shareholders as originally executed and delivered or, if amended or supplemented, as so amended or supplemented;

      (c) "Buyer" shall mean SNFC or any other company into which CEI shall be merged pursuant to the provisions of this Agreement;

      (d)   "Balance Sheet"  shall have the meaning specified in
Section 3.18;

      (e) "CEI" shall have the meaning specified in the first paragraph of this Agreement;

      (f) "CEI Deposit Amount" shall have the meaning specified in Section 2.2(b);

      (g) "CEI Capital Stock" shall mean all of the outstanding shares of the CEI Common and all of the outstanding Debentures;

      (h) "CEI Common" shall mean the shares of Common Stock, par value $.25 per share, of CEI, and any reference to a share thereof shall include a fractional share thereof on a proportionate basis;

      (i) "CEI's Consolidated Financial Statements" shall mean the audited consolidated financial statements of CEI for the fiscal year then ended;

      (j)   "CEI Lawsuit" shall mean CEI's lawsuit against MC
Equities, Inc.;

      (k) "CEI Lawsuit Recovery Amount" shall mean all amounts received by CEI or the Buyer in connection with the CEI Lawsuit after the Closing Date;

      (l)   "Closing" shall have the meaning specified in Section
2.4;

      (m)   "Closing Date" shall have the meaning specified in
Section 2.4;

      (n)   "Companies" shall mean CEI and its Subsidiaries;

      (o) "Converting Debentureholder" shall mean a Debentureholder who elects to exercise its right to convert its Debenture(s) into the right to receive such amount of cash as it would receive if it were a holder of CEI Common;

      (p) "Debenture Reserve Amount" means the amount required to pay in full (pursuant to the "call" provisions of the Debentures) all Debentureholders who do not elect to become
Converting Debentureholders;

      (q)   "Debentureholder" shall mean a holder of Debentures;

      (r) "Debentures" shall mean the Convertible Debentures of CEI, as described in Section 3.4(d);

      (s) "Disbursing Agent" shall mean a financial institution appointed by CEI pursuant to the Escrow Agreement;

      (t) "Effective Time of the Merger" shall mean the date specified in the Articles of Merger filed with the Department of State of the State of Florida and the Articles of Merger filed with the Division of Corporations and Commercial Code of the State of Utah or if no date is specified therein, the later of the time (i) at which Articles of Merger are filed with the Department of State of the State of Florida and (ii) at which Articles of Merger are filed with the Division of Corporations and Commercial Code of the State of Utah;

      (u) "Employee Benefit Plans" shall have the meaning specified in Section 3.13;

      (v) "Escrow Account" shall mean the account maintained at the Disbursing Agent pursuant to the Escrow Agreement into which SNFC shall deposit the SNFC Deposit Amount upon the execution and delivery of this Agreement and the additional payments provided in Section 2.2(d) and into which CEI shall deposit the CEI Deposit Amount upon the execution and delivery of this Agreement;

      (w) "Escrow Agreement" shall mean the Agreement referenced in Section 2.2(b);

      (x) "Financial Statements" shall have the meaning specified in Section 3.18;

      (y) "Fixed Assets" shall have the meaning specified in clause (a) of Section 3.32;

      (z) "GAAP" shall mean generally accepted accounting principles;

      (aa) "Holdback Amount" shall mean all funds paid to the Disbursing Agent pursuant to Section 2.2(d)(v) of this Agreement, with interest thereon.

      (ab)  "Holdback Payment Date" shall mean the later of (i)
January 3, 2000, or (ii) the first business day following the date that is the one-year anniversary of the Effective Time of the Merger;

      (ac) "IC" shall have the meaning specified in the first recital of this Agreement;

      (ad) "IRC" means the Internal Revenue Code of 1986, as amended (including any predecessor statute);

      (ae) "Litigation Reserve Account" means the account in which the Litigation Reserve Amount, interest thereon and other funds required to be deposited therein, are held by the Disbursing Agent.

      (af) "Litigation Reserve Amount" means the sum of $157,400, which shall be held by the Disbursing Agent in the Litigation Reserve Account subject to the provisions of the Escrow Agreement.

      (ag)  "KPMG" shall have the meaning specified in Section
3.18;

      (ah) "Material" when used in "materially adverse" or "material adverse change", when referring to representations or warranties with respect to the Balance Sheet, shall be deemed to mean an effect or variance with respect to the Companies, or SNFC, as appropriate, the magnitude of which would result in an after tax net effect or variance of One Hundred Thousand Dollars ($100,000) or more, whether individually or in the aggregate, or when related to any other representation, warranty, covenant, or agreement, shall be deemed to mean any effect or variance which results in an after tax net effect of Fifteen Thousand Dollars ($15,000) or more, whether individually or in the aggregate;

      (ai) "Merger" shall mean the merger of CEI into SNFC contemplated by this Agreement and the Plan of Merger;

      (aj) "Merger Consideration" shall have the meaning specified in Section 2.2(a)(2);

      (ak) "1997 Financial Statements" shall have the meaning specified in Section 3.18;

      (al) "Parties" shall have the meaning specified in the first paragraph of this Agreement;

      (am) "Per Share Amount" shall have the meaning specified in Section 2.2(a)(2);

      (an)  "Permitted Liens" shall mean as of any given time:

                  (i) liens and charges for state, county, city, school, water, public utility, district, or other municipal taxes, levies, or assessments not then due and payable or which remain payable without loss of discount, interest, or penalty or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside on the books of CEI or its Subsidiaries; and

                  (ii)  easements, rights of way, rights of
lessees under leases, installations of public utilities, title exceptions and reservations, reservations in land patents, access and other restrictions, zoning ordinances, and other encumbrances, none of which individually or in the aggregate materially interferes with the Companies' or any of their use of the properties subject thereto in the ordinary course of their businesses;

      (ao) "Plan of Merger" shall mean the Agreement and Plan of Merger between SNFC and CEI pursuant to which CEI will be merged into SNFC, which Agreement and Plan of Merger shall be substantially in the form attached hereto as Annex II;

      (ap) "Schedule" shall mean any one of the schedules delivered by CEI to SNFC pursuant to Articles 3, 5 or 11 and identified and initialed as such by an officer of CEI and the schedule lettered X delivered by SNFC to CEI pursuant to Section
11.14 and identified and initialed as such by an officer of SNFC;

      (aq) "Shareholders" means each of the shareholders of CEI who has executed a copy of Annex I to this Agreement;

      (ar) "SNFC" shall have the meaning specified in the first paragraph of this Agreement;

      (as) "SNFC Deposit Amount" shall have the meaning specified in Section 2.2(b);

      (at) "SSLIC" shall have the meaning specified in the first recital of this Agreement;

      (au) "SSLIC's GAAP Financial Statements" shall mean the audited financial statements and all required exhibits, schedules, and supporting documents for the fiscal year then ended, prepared in accordance with GAAP;

      (av) "SSLIC Lawsuit" shall mean SSLIC's lawsuit against O'Neil, Lee & West, Inc., Hartford Insurance Company of the
Southeast and United States Fire Insurance Company;

      (aw) "SSLIC Lawsuit Recovery Amount" shall mean all amounts received by SSLIC in connection with the SSLIC Lawsuit;

      (ax) "SSLIC's Statutory Annual Statement" shall mean the statement and all required exhibits, schedules, and supporting documents for the fiscal year then ended filed by the SSLIC pursuant to Section 624.424 of the Florida Statutes;

      (ay) "Statutory Balance Sheet" shall mean the balance sheet(s) prepared by SSLIC in accordance with the accounting practices prescribed or permitted by the Insurance Department of the State of Florida;

      (az) "Subsidiaries" shall mean (i) SSLIC and (ii) all the corporations or other entities a majority of the voting stock (or equivalent for entities other than corporations) of which at the time in question is or was owned by CEI directly or indirectly through Subsidiaries, and "Subsidiary" shall mean any one of such Subsidiaries;

      (ba) "Surplus Debenture" shall have the meaning specified in the first recital of this Agreement;

      (bb) "Surviving Corporation" shall mean SNFC, with and into which CEI shall have been merged in accordance with the Plan of Merger and applicable law; and

      (bc)  "URBCA" shall mean the Utah Revised Business
Corporation Act.


                              ARTICLE 2
                        AGREEMENT TO MERGE, ETC.

       2.1 Agreement to Merge. In accordance with the provisions of Section 16-10a-1101 et seq. of the URBCA and
Section 607.1101 et seq. of the Florida Statutes, at the Effective Time of the Merger CEI shall be merged into SNFC upon the terms set forth in the Plan of Merger. SNFC may, at its option, elect to consummate the transactions contemplated by this Agreement by the merger of CEI into an SNFC subsidiary.

       2.2 Notice of Merger and Conversion of CEI Common into
Right to Receive Cash.

      (a)(1) At least twenty (20) days prior to the expected Effective Time of the Merger, CEI shall give notice of the Merger to all holders of Debentures and holders of Debentures shall have the right to convert their Debentures and receive a portion of the Merger Consideration in accordance with the provisions of the Debentures.

      (a)(2) The total amount to be paid by SNFC to the holders of CEI Capital Stock shall be $11,356,400, subject to reduction as provided below, plus an amount equal to the current assets of CEI (on a consolidated basis with IC) as of the Closing Date (such amount, together with the additional amounts provided in subparagraph (c) below, the "Merger Consideration"). In the event any representation or warranty made by CEI in this Agreement is not true and correct as of the Closing Date, and such failure to be true and correct results in a reduction in the capital and surplus of SSLIC as of the Closing Date, the Merger Consideration shall be reduced by an amount equal to 45.9% of such reduction in the capital and surplus of SSLIC. For purposes of this subparagraph, current assets of CEI shall mean cash and cash equivalents (with interest earned through the Closing Date) and accrued commissions due to IC from SSLIC and accrued interest due to CEI from SSLIC on the Surplus Debenture through the Closing Date and shall include the CEI Deposit Amount. With respect to accrued commissions due to IC from SSLIC and accrued interest due to CEI from SSLIC on the Surplus Debenture which have not been paid on the Closing Date (the "Accrued Commissions and Interest"), SNFC shall, within 30 days following the Closing Date, determine the amount of such commissions and interest and pay the same to the Disbursing Agent as part of the Merger Consideration. If the Closing Date occurs on a day other than the last day of a month: (i) interest payable by SSLIC to CEI on the Surplus Debenture for the period through the Closing Date shall be paid as part of the Merger Consideration, and (ii) commissions payable to SSLIC by IC for the period through the Closing Date shall be determined by prorating commissions paid to IC by SSLIC for the month in which the Closing Date occurs by multiplying the total amount of commissions paid for such month by a fraction, the numerator of which is the number of days in such month through the Closing Date and the denominator of which is the total number of days in such month, and such amount shall be paid as part of the Merger Consideration. Further, SNFC shall cause SSLIC to pay, on the Closing Date, $1,050,000 to George Pihakis as a lump-sum settlement of the Executive Compensation Agreement dated as of October 22, 1983, by and between SSLIC and Mr. Pihakis. Each share of CEI Common issued and outstanding immediately prior to the Effective Time of the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be canceled and converted into the right to receive an amount per share equal to the Merger Consideration divided by (i) the total number of shares of CEI Common issued and outstanding at the Effective Time of the Merger plus (ii) the number of shares of CEI Common issuable upon conversion of Debentures held by Converting Debentureholders, rounded to the nearest whole cent (such amount, the "Per Share Amount"). Each holder of a share or shares of CEI Common immediately prior to the Effective Time of the Merger shall by virtue of the Merger and without any action on the part of such holder cease being a shareholder of CEI and automatically be converted from a shareholder into a creditor of the Surviving Corporation for an amount equal to the number of shares of CEI Common held of record by such holder at such time multiplied by the Per Share Amount. Rights of dissenting shareholders are described in Section 2.5. All Debentures held by holders who are not Converting Debentureholders will be called by the Surviving Corporation immediately following the Effective Time of the Merger.

      (b)   Upon the execution and delivery of this Agreement,
(i) SNFC, CEI, and the Disbursing Agent shall execute and deliver the Escrow Agreement in the form attached hereto as Annex III;
(ii) SNFC shall pay $100,000 (with interest, the "SNFC Deposit Amount") of the Merger Consideration to the Disbursing Agent, to be held as part of the Escrow Account: and (iii) CEI shall pay $100,000 (with interest, the "CEI Deposit Amount") to the Disbursing agent, to be held as part of the Escrow Account. The SNFC Deposit Amount shall be paid to CEI as liquidated damages if SNFC breaches its obligations and as a result thereof fails to close hereunder or in the event of noncompliance by SNFC as provided in Section 11.2. The payment of such sum shall be the sole and exclusive remedy of CEI if SNFC breaches its obligations and fails to close hereunder or in the event of noncompliance by SNFC as provided in Section 11.2. CEI and SNFC agree that such sum is a fair and appropriate determination of the fees and expenses and other damages which CEI will sustain if SNFC breaches its obligations and fails to close hereunder or in the event of noncompliance by SNFC as provided in Section 11.2. The CEI Deposit Amount shall be paid to SNFC as liquidated damages if CEI breaches its obligations and as a result thereof fails to close hereunder. The payment of such sum shall be the sole and exclusive remedy of SNFC if CEI breaches its obligations and fails to close hereunder. SNFC and CEI agree that such sum is a fair and appropriate determination of the fees and expenses and other damages which SNFC will sustain if CEI breaches its obligations and fails to close hereunder.

      (c) The Merger Consideration shall be increased by (i) an amount equal to the CEI Lawsuit Recovery Amount; and (ii) an amount equal to 57.4% of the SSLIC Lawsuit Recovery Amount.

      (d) The Merger Consideration shall be paid to the Disbursing Agent as follows:

      (i) No later than 11:00 a.m. (Eastern Time) on the Closing Date, SNFC shall transfer the Merger Consideration, less the SNFC Deposit Amount, the Accrued Commissions and Interest, and the amounts provided in subparagraph (c) above, to the Disbursing Agent in immediately available federal funds.

      (ii) Promptly after the Closing, the Disbursing Agent shall pay to the holders of CEI Common at the Effective Time of the Merger and Converting Debentureholders, the Merger Consideration, less the Accrued Commissions and Interest, the Debenture Reserve Amount, the Litigation Reserve Amount and the amounts provided in subparagraph (c) above.

      (iii) Following the call of outstanding Debentures by the Surviving Corporation after the Effective Time of the Merger, the Disbursing Agent shall pay the Debentureholders who are not Converting Debentureholders their allocable share of the Debenture Reserve Amount.

      (iv) Promptly following receipt of the Accrued Commissions and Interest by the Disbursing Agent from SNFC, the Disbursing Agent shall pay the Accrued Commissions and Interest to the persons receiving payment under subparagraph (d)(ii) above.

      (v) On the Closing Date, if received on or prior to the Closing Date, and on or before the thirtieth day following receipt, if received after the Closing Date, SNFC shall pay an amount equal to 57.4% of any portion of the SSLIC Lawsuit Recovery Amount received by SSLIC to the Disbursing Agent, which shall hold and disburse such funds as provided in the Escrow Agreement. On or before the thirtieth day following receipt by CEI or the Buyer of any portion of the CEI Lawsuit Recovery Amount, SNFC shall pay an amount equal to such portion of the CEI Lawsuit Recovery Amount to the Disbursing Agent, which shall hold and disburse such funds as provided in the Escrow Agreement.

      (vi) Amounts held by the Disbursing Agent in the Escrow Account as part of the Holdback Amount shall be paid to the persons receiving payment under subparagraph (d)(ii) above on the Holdback Payment Date or as otherwise provided by the Escrow Agreement.

      (vii) Any amounts held by the Disbursing Agent in the Litigation Reserve Account shall be paid to the persons receiving payment under subparagraph (d)(ii) above upon the termination of the CEI Lawsuit and the SSLIC Lawsuit by settlement or entry of a final judgment which is nonappealable.

      (viii) All payments made by the Disbursing Agent pursuant to the provisions of subparagraphs (ii), (iv), (vi) and
(vii) above, shall be based upon a per share amount determined by dividing the total amount to be paid by the sum of: (i) the total number of shares of CEI Common issued and outstanding at the Effective Time of the Merger plus (ii) the number of shares of CEI Common issuable upon the conversion of the Debentures held by Converting Debentureholders. The per share amount shall be paid to holders of CEI Common issued and outstanding at the Effective Time of the Merger based upon the number of shares held by each such holder and to Converting Debentureholders based upon the number of shares of CEI Common issuable upon the conversion of Debentures held by such holders.

 2.3 Payment of Cash and Surrender of Certificates for CEI Common. All payments of cash to be made to the shareholders of CEI Common and Converting Debentureholders shall be made by delivery of a check of the Disbursing Agent to and in the name of each holder of CEI Common or Converting Debentureholder or its
designated agent or transferee.   No interest shall be payable in
respect of any such payment, provided, however, that any amount paid pursuant to Section 2.2(d)(vi) shall include interest and dividends earned by funds in the Escrow Account. After the Effective Time of the Merger, there shall be no further registry of transfers in respect of CEI Common. On or before the third business day following the Effective Time of the Merger, SNFC will cause the Disbursing Agent to send a notice and a transmittal form to each holder of record of CEI Common immediately prior to the Effective Time of the Merger and each Converting Debentureholder advising such holders of the terms of payment to be effected in connection with the Merger, the procedure for surrendering certificates for CEI Common and Debentures to the Disbursing Agent, and the procedure for distribution to such shareholder and/or Converting Debentureholder of the amount of cash to which such holder is entitled pursuant to the terms hereof and the Plan of Merger. If any such payment is to be delivered to or paid in a name other than that in which the stock certificate or Debenture is registered, the certificate or Debenture so surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person requesting such payment shall pay to the Disbursing Agent any transfer or other taxes required by reason of the delivery to or payment in any name other than that of the registered holder of the certificate or Debenture surrendered, or establish to the satisfaction of the Disbursing Agent that such tax has been paid or is not applicable.

 2.4 The Closing. The execution and delivery by SNFC and CEI of the various instruments and documents which this Agreement contemplates, all of which shall take place prior to the Effective Time of the Merger, shall constitute the "Closing."
The Closing shall take place, at the offices of CEI, 755 Rinehart Road, Lake Mary, FL 32746, or at such other place as SNFC and CEI shall otherwise agree, at 10:00 A.M., local time, on a day (the "Closing Date") within five business days after the last to occur of either (i) approval of the Merger by the CEI shareholders or
(ii) the receipt of the last of the regulatory approvals referred to in Article 7, provided that all other conditions to closing have been met or waived. If CEI and SNFC cannot agree on the Closing Date, it shall take place on the fifth such business day. In the event that any condition precedent to a party's obligation to close hereunder and under the Plan of Merger is not satisfied or fulfilled at or as of the Closing, and the party with the right to do so has not waived compliance therewith or given notice of default, the Closing shall be postponed until such later time as such condition precedent shall have been satisfied or such waiver or notice of default shall have been given, or the parties shall otherwise mutually agree, but in no event shall the Closing be postponed to a date later than August 31, 1998. The parties agree to work diligently and use their best efforts to obtain all required approvals and satisfy all conditions so that the Closing may occur on or prior to June 30, 1998.

      As promptly as possible following the Closing, a fully-executed Articles of Merger meeting the requirements of
Section 16-10a-1105 of the URBCA and a fully-executed Articles of Merger meeting the requirements of Section 607.1105 of the Florida Statutes shall be delivered for filing to the Division of Corporations and Commercial Code of Utah and the Department of State of the State of Florida, respectively.

 2.5 Dissenting Shareholders. The duties and rights of a dissenting shareholder of CEI Common, as well as the duties and rights of the Surviving Corporation shall be as provided in the URBCA and the Florida Statutes. If any such shareholder shall not perfect his rights as a dissenting shareholder under Section
607.1320 of the Florida Statutes, or such shareholder shall thereafter withdraw such election or otherwise become bound by the provisions of this Agreement and the Plan of Merger pursuant to the Florida Statutes, the amount of cash delivered to the Disbursing Agent with respect to such shareholder shall be delivered by the Disbursing Agent to such shareholder in exchange for the certificates representing such shareholder's shares of CEI Common. If any such shareholder thereafter receives payment for such shareholder's shares as provided in the Florida Statutes, the Disbursing Agent shall promptly return to the Surviving Corporation that cash which the Disbursing Agent had been holding as due to such shareholder pursuant to the Plan of Merger.

 2.6 Covenants, Agreements, Etc. as Conditions. The material performance of all covenants and agreements, and the material accuracy of all representations and warranties made herein by the Buyer and CEI are conditions to the obligations of the Buyer and CEI, respectively, and it shall be the obligation of each party, prior to or at the time of Closing, to show to the reasonable satisfaction of the other that all such covenants and agreements have been complied with, and that the representations and warranties contained herein comply with Sections 8.1 and 8.2, and the failure of either party to do so shall be a breach of and a failure to meet such conditions to the performance hereof by the other.

 2.7 Effectiveness of Merger. The Merger shall become effective at the Effective Time of the Merger. The parties shall take all action necessary in order for the Effective Time of the Merger to occur not later than two business days after the Closing Date.

                              ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF CEI

      CEI represents and warrants to SNFC that:

 3.1  Subsidiaries, Joint Ventures, Etc.  CEI has two
Subsidiaries: SSLIC and Insuradyne Corp. ("IC"), both of which are Florida corporations. CEI owns 1,095,496 shares of the issued and outstanding common stock of SSLIC and all of the issued and outstanding shares of IC. Such shares of the Subsidiaries are owned free and clear of all liens, encumbrances, equities, and claims of others or restrictions on the right to vote or transfer, and all of such shares have been validly issued and are fully paid and nonassessable. Except for the shares of SSLIC issuable pursuant to SSLIC's Agent's Performance Share Plan (a copy of which is contained in Schedule N), there are no outstanding subscriptions, warrants, options, calls, commitments, convertible securities, or agreements to which any such Subsidiary is bound calling for the issuance of capital stock or convertible securities of such Subsidiary.

      Neither CEI nor any Subsidiary owns, directly or indirectly, any of the outstanding capital stock of any corporation or an interest in any brokerage arrangement, partnership, joint venture, or other enterprise, other than the shares of such Subsidiaries and securities held for investment purposes in the ordinary course of business.

 3.2  Organization and Qualification, Etc.  CEI and each of the
Subsidiaries:

            (i) is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation, with full power and authority to own or hold under lease its properties and assets and to carry on its business as presently conducted under the laws of such state and under its articles of incorporation;

            (ii) is duly qualified and in good standing as a foreign corporation in each jurisdiction where such qualification is necessary for the conduct of its business and failure to qualify would have a material adverse effect on its business or financial condition; and

            (iii) has all licenses, permits, authorizations, and approvals necessary to own or lease its properties and assets and to carry on its business as presently conducted.

 3.3 Articles of Incorporation and By-Laws. The copies of CEI's and each Subsidiary's articles of incorporation (certified by the Secretary of State of each such company's state of incorporation) and by-laws (certified by the secretary or an assistant secretary of such company), both as amended to date, which have been delivered to SNFC as part of Schedule A, are true, correct, and complete and are in full force and effect on the date hereof.

 3.4  Capital Stock.  (a)     The authorized capital stock of CEI
consists of

            (i) 5,850,000 shares of CEI Common, par value $.25 per share, of which, as of the date hereof, 3,383,144 shares are validly issued and outstanding, fully paid and non-assessable, and 578,196 shares are held in the treasury,

            (ii)  40,000 shares of Redeemable Converting
Cumulative Preferred Stock, par value $30.00 per share, none of which are issued and outstanding, and

            (iii) 506 shares of Converting Cumulative Preferred
Stock, none of which are issued and outstanding.

      (b) The authorized capital stock of SSLIC consists of 3,000,000 shares of SSLIC Common, par value $1.00, of which 1,907,989 shares are validly issued and outstanding, fully paid, and non-assessable, and none of which are held in the treasury.

      (c) The authorized capital stock of IC consists of 1,000 shares of common stock, par value $1.00, of which 1,000 shares are validly issued and outstanding, fully paid, and non-assessable, and none of which are held in the treasury.

      (d) The current shareholders of each of CEI and SSLIC and the number of shares held by each such shareholder are set forth in Schedule A. Except as disclosed in Schedule N, neither CEI nor any of its Subsidiaries has entered into or is bound by any agreement to issue or sell additional shares of its capital stock or securities convertible into or exchangeable for such capital stock, nor has it granted or is there outstanding any other option, warrant, right, call, or commitment of any character relating to its authorized and unissued capital stock, and there are no outstanding securities or other instruments convertible into or exchangeable for shares of such capital stock, except that CEI has issued and outstanding convertible debentures in the aggregate principal amount of $1,875,300 (the "Debentures"), which are convertible into 893,000 shares of CEI Common, the holders of which and the principal amount thereof held by each holder are set forth in Schedule A, and SSLIC is obligated to issue 3,409 shares of SSLIC Common pursuant to its Agent's Performance Share Plan.

 3.5  Officers and Directors; Financial Institution Accounts,
Etc. Schedule A delivered to SNFC contains true, correct, and complete lists of:

      (a) the names of all of CEI's and each Subsidiary's officers and directors;

      (b) the names and job descriptions of the three (3) highest paid employees of each of CEI and SSLIC for the fiscal year ended December 31, 1997, together with a statement of the full amount of compensation accrued for each such person in respect of such year and a summary of the basis on which each such person is compensated, if such basis is other than a fixed salary rate;

      (c) the name of each financial institution in which either CEI or any Subsidiary has an account or safety deposit box, the name in which the account or box is held and the names of all persons authorized to draw checks thereon or to have access thereto; and

      (d) the names of all persons holding powers of attorney from the Companies and a summary statement of the terms thereof.

 3.6 Litigation. Other than claims submitted to SSLIC in the ordinary course of business by its policy holders for insurance policy benefits or values and except as disclosed in Schedule B delivered to SNFC, there is no action, suit, proceeding, or claim and no investigation by any governmental agency pending, or to the knowledge of CEI or the Subsidiaries threatened, against CEI or any Subsidiary, or the assets or business of CEI or any Subsidiary, which if determined adversely would require payment by CEI or any Subsidiary of damages greater than $50,000 or which has or may reasonably be expected in the future to have a material adverse effect on the assets, liabilities, financial condition, or results of operations of any of the Companies. There is no action, suit, proceeding, claim, or investigation pending or, to the knowledge of CEI or the Subsidiaries, threatened against or affecting the transactions contemplated by this Agreement and the Plan of Merger. There is no outstanding, and to the best of the knowledge of CEI or the Subsidiaries any threatened, order, writ, injunction, or decree of any court, government, or governmental agency against CEI or its Subsidiaries, which has or may have a material adverse effect on the assets, liabilities, financial condition, or results of operations of any of the Companies.

 3.7 Minute Books, Etc. The minute books of CEI and its Subsidiaries contain full and complete minutes of all annual, special, and other meetings (or written consents in lieu thereof) of the directors and committees of directors and shareholders of CEI and its Subsidiaries; the signatures thereon are the true signatures of the persons purporting to have signed them; the stock ledgers (which shall be construed to include any ledger reflecting the identities of the Debentureholders and their holdings thereof) of CEI and its Subsidiaries are complete and all documentary stamp taxes, if any, required in connection with the issuance or transfer of the outstanding shares of CEI Common Stock, the Debentures, and the common stock of the Subsidiaries have been affixed and canceled.

 3.8 Authorization of Agreement. The Board of Directors of CEI has duly approved this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby and has duly authorized the execution and delivery by CEI of this Agreement, the Plan of Merger and the Escrow Agreement, subject to the requisite approval by the holders of CEI Common Stock. Subject to the requisite approval of the holders of CEI Common Stock, and subject to any requisite approval of regulatory authorities having jurisdiction with respect to the transactions contemplated by this Agreement, CEI has full power and authority to enter into this Agreement and perform its obligations hereunder and to enter into the Plan of Merger and the Escrow Agreement and perform its obligations thereunder.

      This Agreement constitutes, and the Plan of Merger and the Escrow Agreement will constitute, valid, and legally binding obligations of CEI enforceable against CEI in accordance with their respective terms; and this Agreement and the Plan of Merger and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby have, or will have prior to the Closing Date, been duly authorized and approved and adopted by or on behalf of CEI by all requisite corporate action.

3.9 No Conflict with Other Interests. Neither the execution and delivery of this Agreement or the Plan of Merger nor the consummation of the transactions contemplated hereby or thereby will conflict with, violate, or constitute a default under or accelerate or permit the acceleration of the performance required by, any provision of the charter or by-laws of any of the Companies or any agreement or instrument to which any of them is a party or by which any of them or its properties may be bound or affected or any order, judicial or administrative award, judgment, or decree, or to CEI's knowledge, any law, to which any is a party or by which any of their properties may be bound or affected or result in the creation or imposition of any lien, charge, pledge, security interest, or other encumbrance upon any of its properties. To CEI's knowledge, no consents, waivers, approvals, authorizations, or orders other than the approval of the shareholders of CEI and the regulatory authorities listed in
Section 7.1 are necessary for the authorization, execution, and delivery of this Agreement and the Plan of Merger by CEI and the consummation of the transactions contemplated herein and therein.

3.10 Tax Returns. Except as disclosed on Schedule O, CEI and each of its Subsidiaries has filed all necessary Federal, state, and local income, premium, property, sales and use, capital stock, and franchise tax returns, and all necessary reports and returns for all other taxes due to the Federal, state, and local governments, and complete and correct copies thereof have been furnished (with respect to the Federal returns) or made available (with respect to the other returns) to SNFC for the five years ended December 31, 1996. CEI and each of its Subsidiaries has paid all taxes (whether or not shown to be owing on said returns), and all assessments of taxes received by each of them have been paid in full. All such tax returns were correct and complete in all respects. To the best of their knowledge after due inquiry, each of CEI and its Subsidiaries has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of IRC 6662. CEI and its Subsidiaries have requested an extension of time within which to file tax returns for the year ended December 31, 1997. The Federal income tax returns of CEI and its Subsidiaries for the five years ended December 31, 1996 have never been audited by the Internal Revenue
Service.   There are no other pending tax examinations or tax
claims, or any basis for any tax claim against CEI or any of its Subsidiaries, other than a pending audit of CEI by the Internal Revenue Service for the year ended December 31, 1996. There are no waivers of statutes of limitation in effect in respect of any taxes for (a) CEI or any Subsidiary or (b) to CEI's knowledge, any former Subsidiary of CEI. Except as disclosed in Schedule O, no claim has ever been made by an authority in a jurisdiction where any of CEI and its Subsidiaries does not file returns that any of them is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of CEI or its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any tax. All taxes not yet due but which are accruable have been fully accrued on the books of CEI or each Subsidiary (in accordance with sound accounting practice) or full reserves have been established therefor (in accordance with sound accounting practice) and are reflected in CEI's balance sheet as of June 30, 1997, delivered to SNFC pursuant to Section 3.18 (except as set forth in Schedule C delivered or to be delivered to SNFC hereto). The unpaid taxes of CEI and its Subsidiaries do not exceed those reserves as adjusted for the passage of time through the Effective Time of the Merger in accordance with the past custom and practice of CEI and its Subsidiaries in filing their tax returns. Each of CEI and its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. Neither CEI nor any Subsidiary has ever filed a consent under IRC Section 341(f) (relating to collapsible corporations). None of CEI and its Subsidiaries is a party to any tax allocation or sharing agreement. None of CEI and its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was CEI) or (B) has any liability for the taxes of any person (other than any of CEI and its Subsidiaries) under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

3.11 Software Programs, Patents, Trademarks, Servicemarks, and Copyrights. Except as indicated on Schedule D delivered to SNFC, all software programs, patents, trade names, trademarks or service marks, or service names (whether registered or unregistered) and copyrights or applications for any thereof owned by, licensed to, or used by any of the Companies are valid and subsisting and are listed in Schedule D. None of the Companies has licensed any third party to use any software program, patent, trademark, service mark, know-how, or copyright. Except as set forth in Schedule D, to CEI's knowledge, there are no claims or demands of any person pertaining to any software programs, patents, know-how, patent applications, trademarks, trademark applications, service mark or service name applications, or copyrights owned by or licensed to any of the Companies; no proceedings have been instituted or are pending or threatened which challenge the rights of any of the Companies in respect thereto; and to CEI's knowledge, the practice or use by any of the Companies of any software program, patent, trademark, service mark, or copyright, or any process utilized by or any product produced by any of the Companies, does not infringe (nor is it infringed by) any software program, patent, trademark, service mark, or copyright owned by another (nor is it subject to any outstanding order, decree, judgment, or stipulation). There are no pending, nor to CEI's knowledge any threatened, claims, demands, or proceedings charging any of the Companies with infringement of or making any other claim with respect to any software program, patent, trademark, trade name, service mark or service name, copyright, or license. There is no (a) unexpired, valid patent on products or processes of any of the Companies in creating such products and which any of the Companies is not entitled to use or (b) patent or application therefor or invention which would adversely affect any product, apparatus, method, process, or design of any of the Companies. No officer, director, or employee of any of the Companies has an interest in any software program, patent, patent application, trademark, trademark application, service mark, service mark application, trade name, or copyright of any of the Companies.

3.12 Compliance with Law. The Companies in the conduct of their respective businesses are in compliance with all laws, regulations, and orders of any governmental entity affecting the business of the Companies presently enacted and in force with respect to which the failure to comply would have a material adverse effect on the Companies. To the Companies' knowledge, there is no pending or threatened change of any such law, regulation, or order (except any law, regulation, or order of the United States of America or any agency or department thereof) which might materially adversely affect the assets, liabilities, financial condition, or results of operations of the Companies taken as a whole. Neither CEI nor any Subsidiary has been charged with violating, nor to the Companies' knowledge, threatened with a charge of violating, or is under investigation with respect to a possible violation of, any provision of any Federal, state, or local law or administrative ruling or regulation relating to any aspect of its business. There is no order, nor to the knowledge of the Companies any law or regulation, of any governmental entity which would be violated by the transactions contemplated by this Agreement and the Plan of Merger.

3.13 Employee Benefit Plans. Except as shown in Schedule E and Schedule N delivered to SNFC, none of the Companies is a party to any pension, retirement, stock purchase, savings, profit-sharing, deferred compensation, or collective bargaining agreement, group insurance contracts, or any other incentive, welfare, or employee benefit plans (collectively the "Employee Benefit Plans") under which employees of any of the Companies participate or have the right to receive benefits. None of the Companies is, nor will any of them from the date hereof through the Effective Time of the Merger be, in (a) violation of any applicable Federal, state, or local laws or regulations relating to the Employee Benefit Plans or (b) default of any of its obligations with respect to the Employee Benefit Plans with respect to which such violation or default would have a material adverse effect on any of the Companies. None of the Companies shall amend or terminate any of the Employee Benefit Plans without the prior written consent of SNFC. Furthermore, none of the Companies shall make any contributions under the Employee Benefit Plans other than those required by the terms of the Employee Benefit Plans without the prior written consent of SNFC. Each Employee Benefit Plan has been consistently maintained and administered in accordance with its terms and provisions and the requirements, including those relating to reporting and disclosure, of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). All information necessary to make all required or necessary filings with the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation, and any other governmental agencies with respect to any of the Employee Benefit Plans after the Effective Time of the Merger will be made available to SNFC in a manner that will permit SNFC to make such filings in a timely manner. Except as set forth in Schedule E delivered to SNFC, none of the Companies is a party to any employment contract or agreement. The employee census for each of the Companies as of March 1, 1998, as disclosed in Schedule E, is true, correct, and complete as of that date and has not materially changed.
None of the Companies is or ever has been a member of a "multiemployer plan" as defined in ERISA.

3.14 Labor. None of the Companies is in violation of any applicable Federal, state, or local law relating to the employment of labor (including, without limitation, the provisions thereof relating to wages and hours, the payment of Social Security taxes, and equal employment opportunity) or is liable for any tax or penalty for failure to comply with any of the foregoing, with respect to which any violation or liability would have a material adverse effect on any of the Companies. There are no controversies pending or, to CEI's knowledge, threatened between the Companies and any of their employees. Neither CEI nor any of its Subsidiaries is currently, nor to its knowledge since their formation has any of them been, involved in any labor discussions with any unit or group seeking to become the bargaining unit for any of their employees. None of the Companies' employees is a member of any union or collective bargaining group.

3.15 State Admissions. SSLIC is duly admitted or qualified and is in good standing as a life insurance company in the states listed in Schedule F. Each of CEI and its other Subsidiaries is duly qualified to do business and is in good standing in the states listed in Schedule F. Except as set forth on Schedule F, there are no proceedings pending or, to the knowledge of CEI or the Subsidiaries threatened, which could materially adversely affect any such licenses or qualifications, nor are there any facts known to CEI or any of the Subsidiaries which could result in any such material adverse effect.

3.16 Agency Arrangements. CEI has given SNFC access to (and SNFC and its employees and agents may make copies of), correct and complete copies of all agency agreements, agent's agreements, general agent's agreements, brokerage agreements, or other agreements pursuant to which any of the Companies is obligated to make payments in connection with the sale of insurance or annuities to which any of the Companies is a party or was otherwise bound as of the date hereof and as of December 31, 1997.

3.17 Insurance Policies. Except as disclosed on Schedule G, CEI has caused SSLIC to give SNFC access to specimen policy forms of each type of insurance and annuity policy issued by SSLIC and currently in force, as well as any policy forms proposed to be used but not yet approved by the regulatory authorities.
Schedule G delivered to SNFC (or as it will be supplemented prior to the Effective Time of Merger) lists or will list prior to such time all such forms as well as a true and complete statement of the medical and nonmedical limits and the reinsurance underwriting manual utilized by SSLIC in connection with each type of policy currently being issued. Each policy issued by SSLIC has been issued on a form authorized by the regulatory authority of each jurisdiction having authority with respect to the issuance of such policy. There are no tontine policies. All policies issued by SSLIC complied with the Internal Revenue Code definition of life insurance at the time of issue.

  Financial Statements. CEI has delivered to SNFC Schedule H, which is comprised of copies of CEI's Consolidated Financial Statements for the years 1991 through 1996 and SSLIC's GAAP Financial Statements for the years 1992 through 1996, all accompanied by reports thereon containing opinions without qualification, except as therein noted, by KPMG Peat Marwick, L.L.P. ("KPMG"), and SSLIC's Unaudited Statutory Annual Statements for the years 1992 through 1997 (collectively, the "Financial Statements"), and an unaudited balance sheet of CEI as of June 30, 1997 and the related unaudited statements of income and shareholders' equity for the six-month period ended on such date. The June 30, 1997 financial statements of CEI and the December 31, 1997 Statutory Annual Statement of SSLIC are referred to hereinafter as the "1997 Financial Statements."
CEI's Financial Statements and SSLIC's GAAP Financial Statements (including the notes thereto) fairly present the financial condition of CEI and SSLIC, respectively, at December 31 in each of the years 1992 through 1996 and the results of their operations and other data contained therein for each of the five years then ended and have been prepared in accordance with GAAP, applied on a consistent basis (except as expressly set forth or disclosed in the notes, exhibits, or schedules thereto). The exhibits and schedules included in such Financial Statements fairly present the data purported to be shown thereby. SSLIC's Statutory Annual Statements fairly present the statutory financial condition of SSLIC at December 31 in each of the years 1992 through 1997 and the statutory results of its operations and other data contained therein for each of the five years then ended and have been prepared in accordance with the accounting practices prescribed or permitted by the Insurance Department of the State of Florida, applied on a consistent basis (except as expressly set forth or disclosed in the notes, exhibits, or schedules thereto, or as prescribed or permitted by such state authorities and not required by such authorities to be disclosed). The exhibits and schedules included in such Statutory Annual Statements fairly present the data purported to be shown thereby. The 1997 Financial Statements have been prepared in accordance with GAAP or the accounting practices prescribed or permitted by the Insurance Department of the State of Florida, as applicable, and present fairly the financial position of CEI and SSLIC as of such dates and the results of their operations for such periods in accordance with GAAP or the accounting practices prescribed or permitted by the Insurance Department of the State of Florida, as applicable. The balance sheets of CEI and SSLIC included in the 1997 Financial Statements are collectively hereinafter referred to as the "Balance Sheet." CEI has also furnished to SNFC Schedule I, which is a copy of the most recent Report of Examination as to Condition of SSLIC, which report constitutes the most recently completed examination of SSLIC under the Florida insurance laws. As of December 31, 1997, SSLIC was carrying a reserve in the amount of $347,810 in connection with SSLIC's obligations to George Pihakis under the Executive Compensation Agreement dated as of October 22, 1983, by and between SSLIC and Mr. Pihakis.

3.19 Regulatory Filings. CEI has delivered to SNFC Schedule J, which is entitled "Regulatory Filings" and lists as to SSLIC each and every Statutory Annual Statement filed with or submitted to any state insurance authority and any reports of examinations issued by such state insurance authority since January 1, 1987. Such filings or submissions were in material compliance with applicable law when filed, and no material deficiencies have been asserted by any such authority with respect to such filings or submissions. Each of the Companies has made all filings with all state authorities required by law to be made by it, the failure of which would materially adversely affect either (a) its assets, liabilities, financial condition or (b) results of operations or
(c) the licenses referred to in Section 3.15.

3.20 No Change in Insurance Practices. Since December 31, 1997, neither SSLIC nor IC has (a) materially changed the procedures by which its file of in force individual life insurance policies is maintained, including, but not limited to, the period of suspended lapse used, nor (b) ceded or assumed, through reinsurance or otherwise, any block or blocks of insurance policies written in the ordinary course of business by agents through fronting companies.

3.21 Reserves. The reserves carried on the books of SSLIC at September 30, 1997, (on the basis of both (i) GAAP and (ii) accounting practices prescribed or permitted by the Insurance Department of the State of Florida) for payment of all benefits, losses, claims, and expenses under all insurance and annuity policies of SSLIC were determined in accordance with the requirements of Florida insurance law and regulations, computed in accordance with commonly accepted actuarial standards consistently applied, and fairly stated in accordance with sound actuarial principles. There will be no increases in SSLIC's reserves required after December 31, 1998 as a result of the change from the California method to the CRVM method in excess of the reserves previously established by SSLIC prior to such date.

3.22 Claims. CEI has delivered to SNFC Schedule K, which is entitled "Claims" and lists all death, principal sum accidental death and dismemberment claims, paid and unpaid, reported to SSLIC during the period from January 1, 1997 to March 11, 1998, whose present value (established in accordance with sound insurance practices) at date of claim exceeds, or is likely to exceed, $5,000. Such listing includes claim identification number, present value of claim, date claim incurred, and date claim reported. As to health insurance claims reported to SSLIC since December 31, 1997, Schedule K shows the aggregate number of claims paid as well as the aggregate amount paid and the average amount paid per claim through February 28, 1998.

3.23 Termination of Insurance. Since December 31, 1997, no single policyholder or agent which accounted for five percent or more of the total revenues of SSLIC for the year ended December 31, 1997, has terminated, or to SSLIC's knowledge, threatened to terminate its relationship with SSLIC, either as a result of the transactions contemplated by this Agreement or otherwise. Except as set forth in Schedule L, since December 31, 1997, no group of policyholders related to each other by employment or membership in an association or labor union or by common control or ownership, which group in the aggregate accounted for more than five percent of the total revenues of SSLIC for the year ended December 31, 1997, has so terminated, or to SSLIC's knowledge has so threatened to terminate, its relationship with SSLIC, either as a result of the transactions contemplated by this Agreement or otherwise.

3.24  Insurance-Related and Other Agreements.  Schedule M and
Schedule Q delivered to SNFC accurately identify:

      (i) all policies of insurance in force covering any of the Companies as an insured party (including title insurance policies and fidelity bonds covering officers and employees) and set forth the premiums payable and the expiration dates,

      (ii) all insurance-related agreements to which any of the Companies is a party, including all reinsurance treaties pursuant to which any of the Companies cedes or assumes insurance and co-insurance and modified co-insurance agreements by which other insurance companies serve as representing carriers for any of the Companies for contracts of insurance issued in the ordinary course of business,

      (iii) other than obligations pursuant to insurance and annuity contracts and agents' agreements or standard addenda thereto, all other contracts, agreements, loans, guarantees, and other indebtedness or understandings involving CEI, SSLIC, or IC that provide for future payments to or from any of the Companies exceeding $5,000 in any one case or $25,000 in the aggregate for items of like kind, and

      (iv)        all leases (whether of real or personal
property) in force to which any of the Companies is a party which provide for future rental payments to or from any of them exceeding $5,000 in any one case or $25,000 in the aggregate, all of which are valid and subsisting.

      None of the Companies is in default under any of the aforesaid contracts, agreements, understandings, and leases, nor has any event occurred which, with notice or passage of time or both, could result in a default. To the knowledge of the Companies, or except as disclosed on Schedule M or Schedule Q, no other party to any such contract, agreement, understanding, or lease which is of material importance to the business, prospects, profits, properties, or condition (financial or otherwise) of any of the Companies is in default thereunder or may be in default thereunder. All insurance policies covering fire, casualty, theft, liability, and other matters held by any of the Companies are in amounts in accordance with prudent business practice and are duly in force, and there is no grounds for cancellation or avoidance of any thereof or increases in the premiums thereof by any act of any of the Companies, or for reducing the coverage provided thereby.

3.25 Absence of Contracts, Agreements, and Plans. Except for this Agreement and the Plan of Merger and the contracts, agreements, plans, and commitments specifically referred to herein, or listed in Schedule E or Schedule N delivered to SNFC, none of the Companies is presently a party to or subject to any of the following, whether written or oral:

      (a) any management, consulting, or employment contract or contract for personal services which extends beyond December 31, 1998;

      (b) any plan, contract, or arrangement providing for bonuses, pensions, deferred compensation, retirement payments, profit sharing, incentive pay, stock purchase, hospitalization, medical expenses, or similar employee benefits;

      (c) any collective bargaining contract, agreement, commitment, or similar arrangement with any labor union or other similar organization;

      (d) any contracts, commitments, or agreements for capital expenditures which will involve expenditure after the date hereof of more than $5,000 in the aggregate for items of like kind;

      (e) any contract or agreement not made in the ordinary course of business except as permitted by Section 3.28(j);

      (f) any contract extending beyond December 31, 1998, except as permitted by Section 3.28(j);

      (g) any contract or agreement containing covenants not to compete in any line of business;

      (h) any contract, agreement, arrangement, or understanding upon which any part of the business of any of the Companies is materially dependent or which materially affects the assets, liabilities, financial condition, or results of operations of any of them; or

      (i) any license, franchise, distributorship, dealer, manufacturer's representative, sales agency, or advertising agreement.

3.26 No Adverse Change. Since September 30, 1997, except as shown on the Balance Sheets, there has been no change in the assets, liabilities, financial condition, or results of operations of any of the Companies except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse. Since September 30, 1997, except as shown on the Balance Sheets, none of the Companies has experienced any labor trouble, strike, stoppage, or any other occurrence which would materially adversely affect its assets, liabilities, financial condition, or results of operations.

3.27 Casualties. Since September 30, 1997, except as shown on the Balance Sheets, the assets, liabilities, financial condition, and results of operations of each of the Companies have not been materially adversely affected in any way (whether or not covered by insurance) as the result of fire, explosion, earthquake, accident, labor trouble, requisition, or taking of property by any government or any agency of any government, flood, windstorm, embargo, riot, or act of God or the public enemy or any other casualty or similar event.

3.28 Limitations on Companies. Except for the matters listed on Schedule P and except as shown on the Balance Sheets, since June
30, 1997, there has not been:

      (a) Any material change in the business or operations of any of the Companies or the manner of conduct of its businesses or operations other than changes in the ordinary course of business, none of which has had a material adverse effect on their businesses or operations considered as a whole;

      (b) Any change in the certificate of incorporation or by-laws of any of the Companies, or any amendment to any material agreement, contract, or license to which any of the Companies is a party or by which any of them is bound;

      (c) Any issuance by any of the Companies of any capital stock, bonds, debentures, notes, or other corporate securities or any option, warrant, or right to purchase any thereof;

      (d) Any declaration, setting aside, or payment of any dividend or any other distribution on or in respect of any shares of capital stock, or any direct or indirect redemption, retirement, purchase, or other acquisition by any of the Companies of any shares of capital stock or convertible securities of any of them;

      (e) Any waiver by any of the Companies of any right or rights of material value or any payment, direct or indirect, of any material debt, liability, or other obligation of any of them before the same shall become due in accordance with its terms;

      (f) Any material change in the accounting methods, practices. or policies followed by any of the Companies, including but not limited to any change in depreciation or amortization policies or rates of depreciation or amortization theretofore adopted by any of them;

      (g) Any increase in the compensation payable or to become payable by any of the Companies to any officer, director, employee, or consultant of any of them or any shareholder of any of them or members of any of their families or any material increase in the rate of commission or other variable compensation to be paid to any person, other than increases in accordance with past practice;

      (h)   Any payment of any pension, retirement,
profit-sharing, or bonus payment, or other employee welfare or benefit payment, other than those required by any contract or plan listed in Schedule E or Schedule N;

      (i) Any incurring or guaranteeing of any debt, obligation, or liability for borrowed money (whether absolute or contingent and whether or not currently due and payable), except for endorsement of negotiable instruments for collection or deposit;

      (j) Entering into of any contract, agreement, arrangement, lease (as lessor or lessee), or license, whether written or oral, entered into or assumed by or on behalf of any of the Companies, for more than one year or involving more than $5,000 in any single case or $25,000 in the aggregate for like items, except in accordance with past practice in the ordinary course of business;

      (k) Any merger or consolidation of or by any of the Companies with any other corporation or any acquisition by any of them of all or any part of the stock or the business or assets of any other person, firm, association, corporation, business, or organization;

      (l) Except in accordance with past practice in the ordinary course of business, any change affecting the banking and safe deposit arrangements or powers of attorney or grants of agency in effect for any of the Companies, any new financial institution accounts or safe deposit boxes opened for either of them or any new powers of attorney or grants of agency executed or made by any of them;

      (m) Any purchase or lease for a valuable consideration of any property from any officer, director, or employee of the Companies or any member of his or her family or any entity affiliated with or controlled by any of the above;

      (n) Any sale, lease, disposition, or mortgage, pledge, or subjection to any lien or encumbrance (other than Permitted Liens) of, or any waiver of any substantial rights relating to, any material property or assets, tangible or intangible, of the Companies other than the purchase and sale of investment securities;

      (o) Any failure by any of the Companies to perform any of its obligations in any material respect or suffering or permitting any default to exist under any contract, lease, or other arrangement to which any of them is a party or by which any of them may be bound which may result in the termination of such contract, lease, or agreement or the imposition of material damages or penalties; or

      (p) Any occurrence of any material transaction or entry into any material agreement other than in the ordinary course of business or as specifically provided herein.

3.29 Accounts, Notes, and Advances Receivable. All accounts, notes and advances receivable of CEI and SSLIC reflected on the Balance Sheet were at the date of the Balance Sheet valid obligations and collectible in the ordinary course of business subject to the reserve therefor shown on the Balance Sheet, and neither CEI, since June 30, 1997, nor SSLIC, since December 31, 1997, has changed its normal credit and collection practices.

3.30 No Undisclosed Liabilities or Agreements. Except as disclosed in the Balance Sheet or in any of the Schedules to this Agreement, none of the Companies:

      (i) had, as of the date of the Balance Sheet, any material debts, liabilities, or obligations, whether accrued, absolute, or contingent and whether due or to become due, except to the extent set forth in or provided for on the Balance Sheet;

      (ii) has incurred, since the date of the Balance Sheet, any debts, liabilities, or obligations (other than as permitted by this Agreement, policy liabilities and accruals, and debts, liabilities, or obligations of the same nature as those set forth on the Balance Sheet reasonably incurred in the ordinary course of business after the date of the Balance Sheet, which, in the aggregate, do not exceed $100,000) which materially adversely affect its business and financial condition;

      (iii) was, as of the date of the Balance Sheet, and since such date has been, party to any contract or agreement which materially adversely affected or affects or may reasonably be expected in the future to materially adversely affect its assets, liabilities, financial condition, or results of operations; or

      (iv) has conducted business other than in the ordinary course since the date of the Balance Sheet.

3.31 Disclosure. There is no fact or circumstance of which any of the Companies has knowledge which materially adversely affects or, in the opinion of any of them, may be expected in the future to materially adversely affect the assets, liabilities, financial condition, or results of operations of any of them which has not been disclosed in writing to SNFC by CEI. Neither this Agreement nor any document furnished or to be furnished in connection herewith, as amended or supplemented by CEI by written notice to SNFC given not less than five business days prior to the Closing Date, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements contained therein, or herein, in the light of the circumstances under which they are made, not misleading.

3.32  Title to Properties; Liens; Conditions of Properties.   (a)
Schedule M and Schedule Q set forth (i) all of the land owned by, or under an agreement of sale or option to, any of the Companies at the date hereof and (ii) each of the leases as to which the annualized rental obligation exceeds $5,000 per year or as to which the unexpired term exceeds one year (unless cancelable without penalty on thirty days' notice) pursuant to which any of the Companies leases (as lessor or lessee) real or personal property at the date hereof. Schedule R delivered to SNFC sets forth all the buildings, machinery, vehicles and equipment having an initial unit value of $3,000 or more ("Fixed Assets") of any of the Companies, other than real property owned or leased. Except for Permitted Liens and except for mortgages noted in the Financial Statements or in the Schedules, the Companies have good and marketable title in fee simple to all such real property and all such leases are valid and subsisting and none of them is in default such as to give rise to cancellation, termination or a penalty thereunder. None of such Fixed Assets, or real, leased, or other property is subject to any mortgage, pledge, lien, encumbrance, conditional sale agreement, security interest, title retention agreement, or other charge except for Permitted Liens and except as noted in the Financial Statements or in the Schedules. There are no outstanding options or rights in any third person to acquire any of such real estate, leasehold interests, Fixed Assets. or other property or any interest therein.

      (b)   Except as otherwise specified in Schedule R:

            (i)   the Companies do not occupy and are not
dependent on the right to use the property of others;

            (ii)        all Fixed Assets, taken as a whole, are
in a good state of repair and operating condition (reasonable wear and tear and normal usage excepted);

            (iii) the Companies' office building conforms in all material respects with all applicable zoning and land use laws, ordinances, and regulations and applicable deed restrictions and other applicable laws relating to health and safety, other than the Americans with Disabilities Act of 1990, and does not encroach on property of others; and

            (iv) to the knowledge of the Companies, there is no pending or threatened change of any such zoning or land use law, ordinance, or regulation, nor any pending or threatened condemnation of any such property.

3.33 No Liability for Finders' or Financial Advisory Fees. None of the Companies has incurred any liability for brokerage fees, finders' fees, agents' commissions, financial advisory fees, or other similar forms of compensation in connection with this Agreement or any transaction contemplated hereby.

3.34 Environmental Matters.     (a) To the knowledge of the
Companies, no Hazardous Substance (as hereinafter defined) has been released, discharged, deposited, emitted, leaked, spilled, poured, emptied, injected, dumped, disposed of, or otherwise placed or located on, in or under the real property and improvements described in Schedule Q (the "Real Property") or any part thereof in a manner that would result in an obligation on the part of the Companies for the clean-up or removal thereof. For purposes of this Agreement, "Hazardous Substance" means any "hazardous substance" as that term is now defined in 42 U.S.C. 9601, any "extremely hazardous substance" as that term is now defined in 42 U.S.C. 11049(3), any "regulated substance" as that term is now defined in 42 U.S.C. 6991(2), or any other material now regulated under any environmental law, statute, regulation, rule, ordinance, code, license, permit, or order of the United States, or any state, or any other governing body, authority, or agency (collectively, "Environmental Laws"). The foregoing representation specifically excludes and is not applicable to the use, storage, and handling within the Real Property of substances customarily used in connection with normal office use provided
(a) such substances are used and maintained in such quantities as are reasonably necessary for the permitted use of the Real Property in compliance with all Environmental Laws; and (b) such substances are not disposed of, released, or discharged on the Real Property, and shall be transported to and from the Real Property in compliance with all Environmental Laws.

      (b) The Real Property and its present and prior uses during the Companies' ownership and/or occupancy comply with, and the Companies are not in violation of, and have not violated in connection with the conduct of their businesses, any Environmental Law. Any Hazardous Substances that have been removed by the Companies from and disposed of off the Real Property have been handled, transported, stored, treated, and disposed of in compliance with all Environmental Laws.

      (c) Neither any of the Companies nor the Real Property is subject to any obligations, liabilities, claims, judgments, orders, settlements, permits, licenses, authorizations, resolutions of disputes, writs, injunctions or decrees relating to the use, generation, treatment, storage, disposal, transportation, presence, release, discharge or emission of any Hazardous Substance at or affecting the Real Property. In addition, there are no pending, or, to the knowledge of the Companies, threatened investigations, citations, suits, actions or other legal proceedings, or notices of violation resulting from or connected with the Real Property or the Companies relating to the use, generation, treatment, storage, disposal, transportation, presence, release, discharge, or emission of any Hazardous Substance at or affecting the Real Property.

      (d) There are no facts or circumstances in existence known to the Companies which may give rise to any litigation, proceedings, investigations, orders, citations, violations, notices, or liability resulting from or connected with the Real Property or the Companies relating to the use, generation, treatment, storage, disposal, transportation, presence, release, discharge, or emission of any Hazardous Substance.

      (e) All permits, licenses, consents and authorizations necessary for full compliance with all Environmental Laws applicable to the Real Property have been obtained and are valid and in full force and effect. No such application, report, or other document or information filed with or furnished to any federal, state or local governmental body, authority or agency contains any untrue statement of material fact or omits any statement of material fact necessary to make the statements therein not misleading.

3.35 Information Set Forth in Any Schedule. Any information set forth in any Schedule or in any of the Financial Statements shall be deemed set forth in each such Schedule.


                              ARTICLE 4
                REPRESENTATIONS AND WARRANTIES OF SNFC

      SNFC represents and warrants to the CEI that:

 4.1 Organization and Qualification, Etc. SNFC is duly organized, validly existing, and in good standing as a Utah corporation with corporate power and authority under the laws of the State of Utah and under its charter to enter into this Agreement and perform its obligations hereunder.

4.2 Authority. The Board of Directors of SNFC has duly authorized the execution and delivery by SNFC of this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby.

4.3 Valid and Binding Obligations. Each of this Agreement and the Plan of Merger has been duly authorized by SNFC by all necessary corporate action and constitutes a valid and legally binding obligation of SNFC in accordance with its respective terms.

 4.4 No Violation of Charter, Etc. The execution and delivery of this Agreement and the Plan of Merger by SNFC and the consummation of the transactions contemplated hereby and thereby are not prohibited by and will not violate any provision of, or result in a default under, the charter or by-laws of SNFC, any contract, agreement, or other instrument to which SNFC is a party or by which its property is bound or any regulation, order, decree, or judgment of any court or governmental agency or any law applicable to it.


                              ARTICLE 5
            CONDUCT OF THE BUSINESS OF THE COMPANIES PENDING THE
                              MERGER

      Except as otherwise first approved in writing by SNFC, or as otherwise set forth in this Agreement, CEI covenants that from the date hereof until the Effective Time of the Merger or until this Agreement is terminated in accordance with its terms:

5.1 Conduct Business in Ordinary Course. The business of the Companies shall be conducted only in the ordinary course, and none of the properties or assets of any of the Companies shall be sold or otherwise disposed of, mortgaged, pledged, or otherwise hypothecated, except in the ordinary course of business or as otherwise contemplated by this Agreement.

5.2 No Change in Charter or By-Laws. No change shall be made in the articles of incorporation or by-laws of any of the Companies.

5.3 No Change in Capitalization. No change shall be made (by reclassification, subdivision, reorganization, or otherwise) in the authorized or issued capital stock of any of the Companies, and no options, warrants, or rights to acquire, or securities convertible into or exchangeable for, any shares of capital stock of any of the Companies shall be issued or granted (except for shares issued in the ordinary course of business in accordance with SSLIC's Agent's Performance Share Plan).

5.4 No Dividends. No dividend or other distribution or payment shall be declared or made in respect of the outstanding shares of capital stock of any of the Companies. None of the Companies shall purchase or redeem or otherwise acquire any of its shares in exchange for cash or other property or prepay any notes or other debt.

5.5 No Change in Compensation. Except for regular and customary increases in the compensation of salaried and hourly employees of SSLIC made in accordance with past practice (provided that notice of raises in excess of 5% per annum shall be given to SNFC at least 10 business days prior to their effective date), no increase shall be made in the compensation payable or to become payable by any of the Companies to any of its officers, employees, or agents, nor shall any bonus, pension, retirement, profit-sharing, or stock option payment, agency agreement, or other agreement or arrangement be made by any of them to or with any such person or persons, nor shall any change be made in any existing Employee Benefit Plan covering such person or persons; provided, however, that nothing in this Section shall be construed to prohibit SSLIC from entering into its standard agency agreements and standard addenda thereto (copies of which have been delivered to SNFC) or from adjusting commissions thereunder in accordance with past practices.

5.6 No Contract Not in Ordinary Course. No contract, obligation, or commitment (excepting therefrom insurance policies and annuities issued by SSLIC in the ordinary course of business) shall be entered into or assumed by or on behalf of any of the Companies, except normal commitments incurred in the ordinary course of business (but, except for standard agency agreements referred to in Section 5.5, not in excess of $5,000 in any single event or $25,000 in the aggregate for items of like kind); nor any indebtedness incurred representing borrowed money or the deferred purchase price of goods or services; nor shall any material contract, obligation, or commitment be modified or amended in any material respect or terminated. The foregoing shall not prohibit the purchase or sale of investment securities in the ordinary course of business in accordance with past practice; provided, however, that none of the Companies shall purchase or sell more than $50,000 of investment securities without giving two (2) business days' prior notice to SNFC.

5.7 No Changes in Personnel or Financial Institutions. Except as provided in Section 5.5, no change (other than as required in the ordinary course of business) shall be made affecting the personnel, agents, or attorneys-in-fact of any of the Companies other than the resignations or terminations of any such persons in the ordinary course of business, and no change shall be made in the banking or safe deposit arrangements of any of the Companies.

5.8 Maintenance of Property. Each of the Companies shall maintain its properties, taken as a whole, in good operating condition and repair.

5.9 Insurance. Each of the Companies shall continue in full force and effect, at its expense, (i) all present policies of casualty, property, fidelity, errors and omissions, directors' and officers', and workers' compensation insurance which have been issued to it and (ii) all bonds and/or deposits in respect of any casualty, fidelity, property, or workers' compensation risks which are self-insured.

5.10 Business Intact. Each of the Companies shall use its best efforts to preserve its business organization intact, to retain the services of its key officers, and of its employees, agents, and consultants, and to preserve for SNFC the good will of its agents, customers, and others having business relations with it.

5.11 Insurance Policies and Agency Agreements. CEI shall not cause or permit SSLIC to write any insurance policies except (a) on existing policy forms or new policy forms hereafter approved by the Florida Department of Insurance, copies of which have been delivered to SNFC, (b) through existing agency arrangements, and
(c) utilizing underwriting standards consistent with those in effect during the twelve-month period preceding the date hereof; provided, however, that the foregoing shall not prohibit SSLIC from entering into agency arrangements pursuant to its standard agency agreements and standard addenda thereto, copies of which have been delivered to SNFC.

5.12 Reinsurance. None of the Companies shall sell, reinsure, or coinsure any insurance policies presently on its books or written after the date hereof or enter into any representing arrangements, except as required by this Agreement or in the normal course of business as to policies issued after the date hereof.

5.13 Acquisition of Insurance. None of the Companies shall acquire any existing insurance policies, whether through reinsurance, coinsurance, or otherwise, other than pursuant to existing representing arrangements.

5.14 No Capital Contributions. No affiliate or non-affiliate person shall make any contributions to the capital of any of the Companies or repay any indebtedness owed to any of them other than in cash. The term "affiliate" shall mean any person controlling, controlled by, or under common control with CEI.

5.15 Representations and Warranties. CEI hereby agrees that, from the date of this Agreement to the Closing Date, except as otherwise expressly permitted by this Agreement or as SNFC may otherwise consent to in writing from time to time, none of the Companies shall engage in any activity or enter into any transaction which would be inconsistent in any material respect with any of the representations and warranties set forth in
Article 3 as if such representations and warranties were made at a time subsequent to such activity or transaction and all references to the date of this Agreement were deemed to be as of such later date.

5.16 Necessary Action. As soon as practicable after the execution of this Agreement, each of the Companies shall take all necessary corporate and other action and shall use its best efforts to obtain, or where appropriate assist SNFC in obtaining, all material consents, orders, and approvals required for consummation of the transactions contemplated by this Agreement.

  Best Efforts to Satisfy Conditions. Each of the Companies shall use its best efforts to cause all conditions to be satisfied on or prior to the second business day prior to the Closing Date.

5.18 Inconsistent Activities. From the date of this Agreement, unless and until this Agreement has been terminated pursuant to
Section 11.1, or notice of default given by CEI, none of the Companies shall (i) solicit, directly or indirectly, any offer to acquire any of the CEI Capital Stock, any of the capital stock of SSLIC, or all or substantially all of the assets of any of the Companies, whether by merger, purchase of assets, tender offer, or otherwise; or (ii) enter into any negotiations or agreements which contemplate the merger of CEI or SSLIC or the sale of any of the CEI Capital Stock, any of the capital stock of SSLIC, or all or substantially all of the assets of any of the Companies to any person other than SNFC.

5.19 CEI Stockholders' Meeting. CEI shall promptly call a meeting of the holders of the CEI Common, to be held on or prior to June 5, 1998 for the purpose of voting upon and approving this Agreement and the Agreement and Plan of Merger. CEI shall prepare a notice of shareholders meeting and proxy materials to be sent to its shareholders in connection with the transactions contemplated by this Agreement and shall recommend the approval of this Agreement and the Agreement and Plan of Merger to its shareholders. As soon as drafts of such notice and proxy materials are prepared, and at least five business days prior to the mailing of the definitive notice and proxy materials, CEI shall deliver a copy of same to SNFC for its review and approval.

5.20 Access to Properties, Files, Etc. Each of the Companies shall from time to time or at any time from the date hereof to the Effective Time of Merger, give or cause to be given to SNFC, its officers, employees, agents, representatives, consultants, accountants, public accountants, and general or special counsel:

            (i) full access during normal business hours to all the Companies' properties, accounts, books, minute books, deeds, title papers, insurance policies, licenses, agreements, contracts, commitments, tax returns (including without limitation revenue agents' reports and conference reports for the six years ended with the calendar year 1996), records and files of every character, equipment, machinery, fixtures, furniture, vehicles, notes and accounts payable and receivable, and data processing programs;

            (ii) the name of each financial institution in which the Companies or the trustee or agent of any retirement, pension, or similar plan to which any of the Companies is a party has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto and the name of each person holding a power of attorney from any of the Companies;

            (iii) promptly upon their becoming available, one copy of each financial statement, report, notice, or proxy statement sent by any of the Companies to their shareholders generally, and of each regular or periodic report and any periodic statement or written communication, other than transmittal letters (all such material being collectively referred to as "Reports"), in respect of Reports filed by any of the Companies with, or received by any of them in connection with, Reports from any insurance or securities commission or department; and

            (iv) all such other information concerning the affairs of the Companies as SNFC may reasonably request.

CEI agrees that any investigation or inquiry made by SNFC pursuant to this Section shall not in any way affect or diminish the representations and warranties made with respect to the Companies in this Agreement. SNFC agrees that any such investigation or inquiry made by it after the date hereof shall be conducted in such manner as not to interfere unreasonably in any material way with the operation of the business of the Companies. CEI further agrees that from the date of this Agreement until the Effective Time of the Merger or the termination of this Agreement, SNFC shall have the right, at SNFC's expense, at any time during normal business hours, to locate employees, agents, representatives and/or consultants at the premises of any of the Companies.

5.21  Correspondence with Regulators.  CEI shall promptly provide
SNFC with copies of all correspondence to and from all regulatory authorities having jurisdiction with respect to any of the Companies.

5.22 Hart-Scott-Rodino Filing. As soon as practicable after the execution of this Agreement, CEI will effect all filings by it required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 by reason of the transactions contemplated by this Agreement.

                        ARTICLE 6
            COVENANTS OF SNFC AND THE SHAREHOLDERS

 6.1 Necessary Action. As soon as practicable after the execution of this Agreement, SNFC shall take all necessary corporate and other action and shall use its best efforts to obtain, or where necessary to assist CEI in obtaining, all material consents, orders, and approvals required for the consummation of the transactions contemplated by this Agreement, including those enumerated in Article 7.

6.2 Merger Consideration. On or prior to May 20, 1998, SNFC shall deliver to CEI a document which will set forth the sources from which the Merger Consideration will be paid by SNFC and which shall be accompanied by copies of binding commitments for any required external financing.

6.3 Hart-Scott-Rodino Filing. As soon as practicable after the execution of this Agreement, SNFC will effect all filings by it required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 by reason of the transactions contemplated by this Agreement.

6.4 Shareholders to Vote in Favor of Merger. Each of the Shareholders joins in this Agreement for the sole and limited purpose of irrevocably agreeing to vote its shares of CEI Common in favor of the Merger and irrevocably appoints George Pihakis and David Thompson, and each or either of them (with full power of substitution) as its agent and proxy to vote such shares in favor of the Merger. Each of the Shareholders represents and warrants that its agreement set forth in this Section 6.3 constitutes the valid and legally binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms and that such agreement has been duly authorized and approved and adopted by or on behalf of each Shareholder that is not a natural person by all requisite corporate or equivalent action.

                              ARTICLE 7
                  APPROVALS NEEDED FOR MERGER

      The consummation of the Merger shall be subject to the condition that the following approvals, orders, regulatory requirements, and reports shall have been obtained or complied with prior to the Closing Date:

7.1 Insurance Regulatory Approvals. SNFC, with the cooperation of the Companies, will cause an application for the approval of the transactions contemplated by this Agreement, and all other required documents, including a proposed management agreement between SSLIC and SNFC and confirmation of funds letter, to be filed with the Florida Insurance Department on or prior to May 20, 1998, and will furnish all additional documents or information which may be required by the Florida Department of Insurance within ten days after receipt of any request therefor. All required approvals from the Florida Insurance Department shall have been obtained prior to the Closing Date. SNFC shall furnish CEI a copy of the application, all other documents filed with or delivered to the Florida Insurance Department, and all correspondence to or from the Florida Insurance Department, and consents and agrees that the Florida Insurance Department may furnish CEI with any documents relating to the application and proceedings thereon that CEI may request.

7.2 Hart-Scott-Rodino Antitrust Improvements Act of 1976. In the event that the Hart-Scott-Rodino Antitrust Improvements Act of 1976 is deemed applicable at any time prior to the Closing Date, said act and the rules and regulations thereunder shall have been fully complied with by SNFC and CEI (including, without limitation, compliance with the information furnishing and waiting period requirements thereof) prior to the Closing Date or such compliance shall have been waived by the governmental agencies having authority to give such waiver prior to the Closing Date.

                        ARTICLE 8
                        CONDITIONS

 8.1 Conditions Precedent to Obligations of SNFC. The obligation of SNFC to proceed with the transactions contemplated hereby is subject to satisfaction of the following conditions unless waived in writing by SNFC:

      (a) Receipt of Approvals. The approvals and actions required by Article 7 shall have been obtained.

      (b) Dissenting CEI Shares; Stockholder Approval. On the Closing Date there shall be no dissenting CEI shares. Dissenting CEI shares shall mean for the purpose of this provision shares of CEI Common the holders of which shall have perfected their rights as dissenting shareholders under Section 607.1320 of the Florida Statutes.

      (c) Approval by CEI Shareholders. At the shareholders meeting of CEI held in accordance with Section 5.19, this Agreement and the Plan of Merger shall have been approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of CEI Common.

      (d) Opinion of Counsel for CEI. SNFC shall have received from Johnston Barton Proctor & Powell LLP, counsel for CEI, an opinion, dated the Closing Date, in form and substance satisfactory to SNFC, to the effect that in such counsel's opinion:

            (i)  each of the Companies has been duly
incorporated, each is validly existing and in good standing under the laws of its state of incorporation, and each is duly licensed or admitted to transact business and is in good standing in each of the states listed in Schedule F and, to such counsel's knowledge, none of them is required to qualify to do business or to be licensed in any other state, and each has full corporate power to own its properties and carry on its business as presently conducted;

            (ii) the authorized and outstanding capital stock of each of the Companies is as stated in this Agreement, and is duly authorized, validly issued, fully paid, and nonassessable;

            (iii) the execution, delivery, and performance of this Agreement and the Plan of Merger will not (x) conflict with or result in any violation of any of the terms or provisions of the charter or by-laws of CEI or any of its Subsidiaries or any loan or credit agreement, indenture, mortgage, note, or other agreement known to such counsel after due inquiry affecting CEI or any of its Subsidiaries or to which any of them is a party or by which any of them or any of their properties or assets is or may be bound or (y) to such counsel's knowledge, after due inquiry, violate any judicial or administrative order, award, judgment, or decree entered against or affecting CEI or any of its Subsidiaries;

            (iv) no authorization, consent, or approval of, or registration or filing with, any governmental or public body or authority of the United States, or of any jurisdiction thereof or therein, is required on the part of the Companies for the performance of this Agreement and the consummation of the transactions contemplated herein other than such as have been obtained;

            (v) there are no actions or proceedings seeking to prevent or enjoin the transactions contemplated by this Agreement and the Plan of Merger known, after due inquiry, to such counsel to be pending or threatened;

            (vi) all corporate and stockholder action required to be taken or instituted by and on the part of CEI to authorize the transactions contemplated by this Agreement and the Plan of Merger has been duly and properly taken;

            (vii) this Agreement has been duly executed and delivered by CEI and the Shareholders and the Plan of Merger and the Escrow Agreement have been duly executed and delivered by CEI, and the Agreement, Plan of Merger and Escrow Agreement constitute valid and binding obligations of CEI in accordance with their respective terms, subject to or limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws, in each case relating to or affecting the enforcement of creditor's rights generally and general principles of equity (regardless of whether enforcement of such obligations is considered in a proceeding in equity or at law); and

            (viii) to the knowledge of such counsel, except as set forth in this Agreement and any document furnished to SNFC in connection herewith, there are no pending or threatened legal proceedings to which any of them is a party or of which the property of any of them is the subject.

      In giving such opinion, such counsel may rely upon opinions of other counsel satisfactory to it. As to matters of fact asserted to be to such counsel's knowledge or such counsel's knowledge after due inquiry, such counsel may rely upon certificates of officers of CEI or any of its Subsidiaries, provided that such counsel shall deliver copies thereof to SNFC contemporaneously with its opinion, and upon review by such counsel of its files with respect to matters on which it has represented one or more of the Companies.

      (e) Compliance. All of the terms and conditions contained in this Agreement to be complied with and performed by CEI at or before the Closing Date shall have been complied with and performed.

      (f) Representations and Warranties True and Correct. The representations and warranties made by CEI in this Agreement shall be true and correct, at and as of the Closing Date, with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except for changes contemplated by this Agreement; provided, however, that the foregoing condition shall be deemed to be satisfied except where any failure or failures to be true and correct shall reasonably be expected to result, in the aggregate, in an adverse change, after tax effect, in the financial condition or results of operations of the Companies or, following the Effective Time of the Merger, of SNFC, in excess of the amount of $250,000. CEI shall have delivered to SNFC a certificate, dated the Closing Date, signed by an executive officer of CEI evidencing compliance with the provisions of paragraphs (e) and (f) of this Section 8.1.

      (g) Litigation. There shall not have been instituted any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission, by any governmental or other regulatory or administrative agency or commission or any private person, challenging the transactions contemplated hereby or otherwise relating to the transactions contemplated hereby or pursuant to the terms of the Plan of Merger.

      (h) Governmental Action. There shall not have been any action taken by any court, government, or governmental agency, domestic or foreign, rendering any party to this Agreement or the Plan of Merger unable to consummate the transactions contemplated hereby or thereby, otherwise making such transactions illegal or limiting in any material manner the right of SNFC to exercise directly or indirectly control over any aspect of the business of any of the Companies.

      (i) Letter from Officers of CEI and SSLIC. SNFC shall have received a letter, dated the Closing Date, signed by George Pihakis and David C. Thompson stating: (i) during the period from June 30, 1997 to a specified date not more than five (5) days prior to the date of such letter, there has not been any change in the capital stock or indebtedness of CEI except as set forth therein; and (ii) during the period from December 31, 1997 to a specified date not more than five (5) days prior to the date of such letter, there has not been any change in the Capital Stock of SSLIC or any decrease (other than the decreases set forth in Schedule U delivered to SNFC) exceeding $25,000, in Statutory Net Capital and Surplus of SSLIC which results from corrections or changes in the assets or liabilities or both as reported in SSLIC's Statutory Annual Statement. For the purposes of this section, "Statutory Net Capital and Surplus" shall mean the sum of the amounts indicated on lines 29 and 37, column 1, page 3, of SSLIC's Statutory Annual Statement for the year ended December 31, 1997.


      (j) Investments. CEI shall, not later than three days prior to the Closing Date, have furnished SNFC with a schedule identifying all sales of securities in its portfolio and the portfolio of SSLIC and all new investments in both such portfolios from January 31, 1998, to the date of such schedule.

      (k) No Impairment of Agreements. Except as disclosed herein, there shall be no agreement, contract, license, lease, franchise, permit, or other instrument of any of the Companies, as to which the interest of any of them will be impaired by the Merger, which will materially and adversely affect the assets, liabilities, financial condition, or results of operations of any of them.

      (l) Resignation of Officers and Directors. Each officer and director of the Companies as shall have been requested by SNFC shall have executed a letter containing the resignation of such person as such officer and/or director effective as of the Effective Time of the Merger or at such date as SNFC shall request.

      (m) Legal Matters. All actions, proceedings, instruments, and documents required to carry out this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and all other related legal matters shall be in all material respects to the reasonable satisfaction of counsel for SNFC.

      (n) Receipt of Certain Documents. CEI shall have delivered, or at SNFC's option made available, to SNFC on or before the Closing Date the following items:

            (i) A copy of the resolutions of the Board of Directors and Shareholders of CEI adopting and approving this Agreement and the Plan of Merger and authorizing the transactions contemplated hereby and thereby, certified by the secretary or an assistant secretary of CEI;

            (ii) A certificate of the Insurance Department of each state listed in Schedule F showing SSLIC to be licensed as an insurer and in good standing;

            (iii) One or more certificates of the appropriate secretary of state (or other government official) as of a recent date showing each of the Companies to be validly existing and in good standing;

            (iv)        One or more certificates of the
Department of Revenue (or other government official) of the state of incorporation (and, if different, of the state where its principal place of business is located) of each of the Companies showing that all income tax and premium tax returns required to be filed as of such date by each of the Companies and all reports required to be filed by them through seven (7) business days prior to the Closing Date have been duly filed and that the taxes reflected in such returns and reports have been duly paid;

            (v) The resignations of all of the officers and directors of each of the Companies as shall have been requested by SNFC;

            (vi) The minute books of each of the Companies and with respect to CEI and IC, their respective stock registers and, with respect to SSLIC, a certificate from SSLIC's transfer agent, as of a recent date, showing the number of shares of SSLIC common stock owned of record by CEI;

            (vii) All leases, contracts, insurance records, policies, and other documents affecting the assets and operations and systems of any of the Companies wherever performed, including, but not limited to, all electronic data processing master files and programs in machine readable format and any documentation and procedures needed for their maintenance not previously delivered; and

            (viii) Such other documents as shall be reasonably requested by SNFC.

      (o) All liabilities of CEI, other than the Debentures, shall have been paid or discharged on or prior to the Closing
Date.

8.2 Conditions Precedent to Obligations of CEI. The obligations of CEI to proceed with the transactions contemplated hereby are subject to satisfaction of the following conditions unless waived by CEI:

      (a) Receipt of Approvals. The approvals and actions required by Article 7 shall have been obtained.

      (b) Opinion of Counsel for SNFC. CEI shall have received from Mackey Price & Williams, counsel for SNFC, an opinion, dated the Closing Date, in form and substance satisfactory to CEI, to the effect that in such counsel's opinion:

      (i) SNFC has been duly incorporated and is validly existing in good standing under the laws of its state of incorporation;

      (ii) each of this Agreement, the Plan of Merger and the Escrow Agreement has been duly authorized, executed, and delivered by SNFC by all necessary corporate action and constitutes the legal, valid, and binding obligation of SNFC in accordance with its respective terms, subject to the same limitation as provided in Section 8.1(d)(vii);

      (iii) the execution, delivery, and performance of this Agreement, the Plan of Merger and the Escrow Agreement and the consummation of the transactions contemplated thereby will not result in any violation of any of the terms or provisions of the charter or by-laws of SNFC or any loan or credit agreement, indenture, mortgage, note, or other agreement or instrument known to such counsel affecting SNFC or to which SNFC is a party or by which it or any of its properties or assets is or may be bound;

      (iv) no authorization, consent, or approval of, or registration or filing with, any governmental or public body or authority of the United States, or of any jurisdiction thereof or therein, is required on the part of SNFC for the performance of this Agreement, the Plan of Merger and the Escrow Agreement and the consummation of the transactions contemplated thereby, except such as have been obtained;

      (v) to the knowledge of such counsel, there are no pending legal proceedings material to SNFC known to such counsel to which SNFC is a party or of which the property of SNFC is the subject;
and

      (vi) there are no actions or proceedings seeking to prevent or enjoin the transactions contemplated by this Agreement, the Plan of Merger and the Escrow Agreement known to such counsel to be pending or threatened.

      In giving such opinion, such counsel may rely upon opinions of other counsel satisfactory to it and, as to matters of fact, upon certificates of officers of SNFC, provided that such counsel shall state that it believes it is justified in relying upon such certificates and shall deliver copies thereof to CEI contemporaneously with its opinion.

      (c) Compliance and Representations Correct. All of the terms and conditions contained in this Agreement to be complied with and performed by SNFC at or before the Closing Date shall have been complied with and performed in all respects, and the representations and warranties made by SNFC in this Agreement shall be correct in all material respects, at and as of the Closing Date, with the same force and effect as though such representations and warranties had been made at and as of the Closing Date, except for changes contemplated by this Agreement. SNFC shall have delivered to CEI a certificate, dated the Closing Date and signed by an officer of SNFC, evidencing compliance with the provisions of this paragraph (c).

      (d) Litigation. There shall not have been instituted any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission, by any governmental or other regulatory or administrative agency or commission or any private person challenging any of the transactions contemplated hereby or otherwise directly or indirectly relating to the transactions contemplated hereby.

      (e) Governmental Action. There shall not have been any action taken by any court, government, or governmental agency, domestic or foreign, rendering any party to this Agreement or the Plan of Merger unable to consummate the transactions contemplated hereby or thereby or otherwise making any such transaction illegal.

      (f) Terms of Merger. The terms and provisions of the Merger between SNFC and CEI shall be substantially in accordance with those set forth in the Plan of Merger, which is attached hereto as Annex II and is hereby made a part of this Agreement.

      (g) Legal Matters. All actions, proceedings, instruments, and documents required to carry out this Agreement and the Plan of Merger and to consummate the transactions contemplated hereby and all other related legal matters shall be in all material respects to the reasonable satisfaction of counsel for CEI.

                              ARTICLE 9
                        ACCESS TO INFORMATION

 9.1 Pre-Closing Access. CEI shall give SNFC's representatives, agents, consultants, accountants, and attorneys full access as set forth in Section 5.20. SNFC agrees that it will hold in strict confidence all documents and information concerning CEI so furnished (except that such documents and information may be disclosed to SNFC's independent accountants and counsel in like confidence and to any governmental authority reviewing the transactions contemplated by this Agreement), and, if the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained (except to the extent that such information was previously known to SNFC or any of its affiliates, in the public domain or later acquired by SNFC or any of its affiliates from other legitimate sources or thereafter through no fault of SNFC becomes information generally available to the public) and upon written request from CEI all such documents shall immediately thereafter be returned to the party which furnished the particular document to SNFC.

9.2 Access to Accountant's Records. Each of the Companies shall direct its independent accountants (KPMG) to grant access to all documents in their possession concerning any of the Companies, including their working papers, to representatives of SNFC, at the expense (if any) of SNFC.

9.3 Post-Merger Access. After the Effective Time of the Merger, SNFC agrees that it shall give those persons who were CEI's officers, directors, attorneys, and accountants immediately prior to the Closing reasonable access to the records of the Companies in connection with any litigation that may arise under this Agreement or any requirements of law or government regulations which may be applicable.


                        ARTICLE 10
                     INDEMNIFICATION

10.1 Indemnification by CEI. CEI, regardless of any prior knowledge, inspection, or investigation on the part of SNFC, hereby agrees to indemnify and hold harmless SNFC against and in respect of any direct out-of-pocket loss, damage, or expense arising out of:

            (a) Any claim, liability, or obligation suffered or incurred by SNFC resulting from or arising out of (i) any misrepresentation, breach, or non-fulfillment of any representation, warranty, covenant, or agreement on the part of CEI contained in this Agreement; or (ii) the CEI Lawsuit or the SSLIC Lawsuit, other than attorneys' fees and expenses incurred in the prosecution of either such lawsuit; and

            (b)   All actions, suits, investigations,
proceedings, demands, assessments, judgments, reasonable attorneys' fees, direct out-of-pocket costs and expenses incident to the foregoing, including (but not limited to) any audit or investigation by any governmental entity.

10.2 Indemnification by SNFC. SNFC, regardless of any prior knowledge, inspection or investigation on the part of CEI, hereby agrees to indemnify and hold harmless CEI against and in respect of any direct out-of-pocket loss, damage, or expense arising out of:

            (a) Any claim, liability, or obligation suffered or incurred by CEI resulting from or arising out of any misrepresentation, breach, or non-fulfillment or any representation, warranty, covenant, or agreement on the part of SNFC contained in this Agreement; and

            (b)   All actions, suits, investigations,
proceedings, demands, assessments, judgments, reasonable attorneys' fees, direct out-of-pocket costs, and expenses incident to the foregoing, including (but not limited to) any audit or investigation by any governmental entity.

10.3 Survival of Obligation to Indemnify. Except with respect to the obligation of SNFC to pay an amount equal to 57.4% of the SSLIC Lawsuit Amount and an amount equal to the CEI Lawsuit Amount to the Disbursing Agent, which shall survive until such amounts are paid, the mutual indemnification obligations of SNFC and CEI shall survive until the later of (i) eighteen (18) months after the date of this Agreement or (ii) twelve (12) months after the Effective Time of the Merger (the "Indemnification Period"), and shall continue thereafter only with respect to matters of which the party seeking indemnity hereunder shall have given the other party and the Disbursing Agent written notice as provided herein at least ten (10) days prior to the expiration of the Indemnification Period. After the Effective Time of the Merger, the former holders of CEI Common and Debentures, pro rata in accordance with their former ownership of CEI Common and Debentures, shall succeed to CEI's indemnification rights under this Article 10 and other rights under this Agreement; provided, however, that the indemnification rights of any holder of an outstanding Debenture shall expire upon full payment of the principal of, and accrued interest on, such Debenture.

10.4 Notice and Procedure. Either party claiming indemnity hereunder (hereinafter referred to as the "Indemnified Party") shall give the party against whom indemnity is sought (hereinafter referred to as the "Indemnifying Party") and the Disbursing Agent prompt written notice after obtaining knowledge of any claim or the existence of facts as to which recovery may be sought against the Indemnifying Party because of the indemnity provisions set forth in this Article 10. If such claim for indemnity arises in connection with a legal action instituted by, or by a claim made by, a third party (hereinafter a "Third Party Claim"), the Indemnified Party hereby agrees that, within ten
(10) business days after it is served with notice of the assertion of any Third Party Claim for which it may seek indemnity hereunder, the Indemnified Party will notify the Indemnifying Party in writing of such Third Party Claim.

      If the claim for indemnity arises in connection with a Third Party Claim, the Indemnifying Party shall have the right, at any time after receipt of notice of such claim from the Indemnified Party, to assume the defense (which assumption may be made under a reservation of rights) and to control the settlement and compromise of such action or claim at its sole expense. The Indemnified Party shall cooperate in such defense as reasonably necessary to enable the Indemnifying Party to conduct its defense, including providing the Indemnifying Party with reasonable access to such records as may be relevant to its defense. The Indemnifying Party shall be entitled to settle any such Third Party Claim without the prior written consent of the Indemnified Party provided that the Indemnifying Party provides the Indemnified Party with reasonable assurances that the Indemnified Party will be fully indemnified by the Indemnifying Party in connection with any such Third Party Claim. The Indemnified Party shall be entitled to retain its own counsel at its own expense in connection with any Third Party Claim that the Indemnifying Party has elected to defend. If the Indemnifying Party elects not to conduct the defense of a Third Party Claim, the Indemnified Party may defend and/or settle such Third Party Claim; provided, however, that the Indemnifying Party shall not be liable for any costs, damages, or expenses arising out of any settlement effected without its prior written consent, unless at the time of such settlement the Indemnifying Party, upon being fully informed regarding the terms of such settlement and the facts and circumstances regarding the Third Party Claim, denies liability to the Indemnified Party for indemnification under this Agreement. The Indemnified Party and the Indemnifying Party agree to keep each other reasonably informed as to the progress of any matter that is the subject of an indemnity claim under this Agreement. The Indemnified Party further agrees to take any and all reasonable steps, including (without limitation) those steps reasonably requested by the Indemnifying Party, to mitigate any losses, damages, or expenses with respect to any indemnity claim under this Agreement and to cooperate with the defense thereof. In the event it is ultimately determined that the Indemnified Party was not entitled to indemnification under this Agreement, and the Indemnifying Party has nonetheless assumed the defense of such asserted liability, then the Indemnified Party shall, at such time as it is ultimately determined that the Indemnified Party was not entitled to indemnification, reimburse the Indemnifying Party for the reasonable costs and expenses, including reasonable attorney's fees, incurred by the Indemnified Party in connection with such assumption.

10.5 Limitation on Indemnification Obligations. Except as provided in the last clause of this sentence, an Indemnified Party shall not be entitled to recover any amounts under this Agreement until the total amount for which the Indemnified Party could seek a recovery exceeds the sum of Fifty Thousand Dollars ($50,000) (the "Threshold Amount"), and then the Indemnified Party may recover only such sums which are in excess of the Threshold Amount, but in no event may the Indemnified Party be entitled to recover an amount under this Agreement in excess of Five Hundred Thousand Dollars ($500,000) (the "Indemnity Amount"), except such limitation shall not apply with respect to:
(i) the failure of SNFC to pay an amount equal to 57.4% of the SSLIC Lawsuit Recovery Amount or an amount equal to the CEI Lawsuit Recovery Amount to the Disbursing Agent; or (ii) any indemnification obligation arising out of Southern Security Life Insurance Company v. PFL Life Insurance Company, Case No. CV-94-251 in the Circuit Court of the Second Judicial Circuit in and for Leon County, Florida. Notwithstanding anything to the contrary contained herein, SNFC shall not be entitled to recovery under this Article 10 if the subject matter of the claim is recovered from insurance.

10.6 Indemnification as Exclusive Remedy. Indemnification pursuant to the provisions of this Article 10 shall be the sole and exclusive remedy of the parties hereto (except as provided in Section 2.2(b)) for any misrepresentation or breach of any warranty, covenant, or agreement contained in this Agreement or in any closing document executed and delivered pursuant to the provisions hereof, or any other claim arising out of the transactions contemplated by this Agreement other than the failure of SNFC to make the payments provided in Section 2.2(d). SNFC's sole recourse with respect to such indemnification shall be against the Holdback Amount.

10.7 No Consequential Damages. With respect to any claim for indemnity under this Agreement or any dispute among the Parties arising out of this Agreement, no party shall be entitled to recover from any other party any consequential damages, except that such limitation shall not apply in the case of intentional misrepresentation or fraud on the part of a party.

                                ARTICLE 11
                              MISCELLANEOUS

11.1 Termination; Expenses. This Agreement, the Plan of Merger, and the transactions contemplated by this Agreement and the Plan of Merger may be terminated at any time, whether before or after action by the shareholders of CEI as contemplated by Section 5.19:

      (a) by action of the Board of Directors of SNFC, provided that SNFC is not then in default under the terms of this Agreement, in the event of a failure of a condition set forth in
Section 8.1;

      (b) by action of the Board of Directors of CEI, provided that CEI is not then in default under the terms of this Agreement, in the event of a failure of a condition set forth in
Section 8.2;

      (c) by action of the Board of Directors of SNFC or CEI, providing that the terminating party is not then in default under the terms of this Agreement, if the Effective Time of the Merger shall not occur on or prior to August 31, 1998, as a result of the failure to obtain any of the approvals required by Article 7 of this Agreement;

      (d) by mutual agreement of the Boards of Directors of SNFC and CEI; or

      (e) by action of the Board of Directors of SNFC, if Shareholders holding a majority of the stock of CEI have not joined in this Agreement by executing and delivering to SNFC a copy of Annex I on or prior to ten (10) days from the date hereof.

If termination shall occur as permitted herein, each party will pay its own expenses incurred in connection with the proposed merger at the time of termination. If termination shall not occur as permitted herein, and either party is in default under the provisions of this Agreement, the damages of the non-defaulting party shall be set limited to those forth in
Section 2.2(b).

11.2 Noncompliance by SNFC; Termination by CEI. In the event SNFC fails to comply with the provisions of Section 6.2 or
Section 7.1 of this Agreement, CEI may, by notice given to SNFC not more than twenty (20) days from the date of such noncompliance, terminate this Agreement, effective as of the date of such notice. In the event of such termination, CEI shall be entitled to receive the SNFC Deposit Amount and the CEI Deposit Amount shall be refunded to CEI, all in accordance with the provisions of the Escrow Agreement, and neither CEI nor SNFC shall have any further liability to the other.

11.3 Rights of Third Parties. This Agreement has been negotiated by and among the Parties, and no other person shall have any rights or obligations hereunder. Neither CEI nor SNFC may assign this Agreement or any interest hereunder, and any such attempted assignment not in compliance herewith shall be null and void, except that SNFC may assign this Agreement to a SNFC subsidiary, provided that any such assignment shall not relieve SNFC of its obligations hereunder. Except as otherwise provided herein, this Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns.

11.4 Survival of Representations and Warranties; Indemnities. The representations, warranties, covenants, and agreements of CEI and SNFC contained in this Agreement and in any instrument delivered hereunder shall survive for the period of their obligation to indemnify, as set forth in Section 10.3; provided, however, that SNFC's sole remedy for breach of any such representations, warranties, covenants, and agreements shall be the recovery of compensatory damages in an amount which does not exceed the Holdback Amount.

11.5 Prosecution of CEI Lawsuit and SSLIC Lawsuit. From and after the Closing Date, SNFC shall prosecute the CEI Lawsuit and shall cause SSLIC to prosecute the SSLIC Lawsuit, shall retain for such purpose counsel representing CEI in the CEI Lawsuit and SSLIC in the SSLIC Lawsuit on the date of this Agreement and shall cause SSLIC to promptly pay 42.6% of the attorneys' fees and expenses incurred in the SSLIC Lawsuit up to a maximum amount, without its prior consent, of $42,600. Attorneys' fees and expenses incurred in the CEI Lawsuit and 54.7% of attorneys' fees and expenses incurred in the SSLIC Lawsuit shall be paid by the Disbursing Agent from the Litigation Reserve Fund in accordance with the provisions of the Escrow Agreement. The prosecution of the CEI Lawsuit shall be directed by the former president of CEI, or in the event of his absence or inability to act, the former executive vice-president of CEI. The prosecution of the SSLIC Lawsuit shall be directed by the former president of SSLIC, or, in the event of his absence or inability to act, the former executive vice-president of SSLIC.

11.6 Prior Agreements; Modifications. This Agreement shall supersede all prior agreements, documents, or other instruments with respect to the matters covered hereby. This Agreement may be amended by an instrument in writing signed by CEI and SNFC alone; provided, however, that no such amendment entered into without the written consent of the Shareholders may decrease the Merger Consideration or alter or change any obligations of the Shareholders under this Agreement.

11.7 Captions and Table of Contents. The captions and table of contents in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

11.8 Governing Law. The terms of this Agreement shall be governed by, and interpreted and construed in accordance with the provisions of, the laws of the State of Florida without regard to its conflicts of law principles.

11.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed, shall constitute an original copy hereof.

11.10 Severability. If any clause, provision, or section of this Agreement is ruled illegal, invalid, or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision, or section shall not affect any of the remaining provisions hereof.

11.11 Notices. Any notice, request, instruction, or other document to be given hereunder shall be in writing and by certified or registered mail, postage prepaid, or by reputable express courier, addressed as follows:

      If to CEI:
                  755 Rinehart Road
                  Lake Mary, Florida 32746
                  Attention:  Mr. George Pihakis

                  With a copy to:

                  Johnston Barton Proctor & Powell LLP
                  2900 AmSouth/Harbert Plaza
                  Birmingham, Alabama 35203
                  Attention:  Don B. Long, Jr., Esq.

      If to SNFC:

                  5300 South 360 West
                  Salt Lake City, Utah  84123
                  Attention: Scott M. Quist

                  With a copy to:

                  Mackey Price & Williams
                  170 South Main Street
                  Suite 900
                  Salt Lake City, Utah  84101-1655
                  Attention: Randall Mackey, Esq.

      If to the Shareholders:

         To their respective addresses as set forth by their signatures.



      If to the Disbursing Agent:

            To its address as set forth in the Escrow Agreement.

or to such other address as any party may from time to time designate to the others in writing.

11.12 Waiver. The accuracy of any representation or warranty, the performance of any covenant or agreement or the fulfillment of any condition of this Agreement by CEI or SNFC may be expressly waived only in writing by the other party. Any waiver hereunder shall be effective only in the specific instance and for the purpose for which given. No failure or delay on the part of CEI or SNFC in exercising any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies expressly specified in this Agreement are cumulative and are not exclusive of any rights or remedies which either party would otherwise have.

11.13 No Finders' Fees. Except as set forth in Schedule V, SNFC represents and warrants that it has not incurred any liability for brokerage fees, finders' fees, agents' commissions, financial advisory fees, or other similar forms of compensation in connection with this Agreement or any transaction contemplated hereby.

11.14 Definition of CEI's, SSLIC's, and the Companies' Knowledge.
For the purposes of this Agreement, the knowledge of CEI, SSLIC, or the Companies shall be deemed to be limited to the actual knowledge of the individuals identified on Schedule W.

11.15 Definition of SNFC's Knowledge. For the purposes of this Agreement, the knowledge of SNFC shall be deemed to be limited to the actual knowledge of the individuals identified in Schedule X.

11.16 Attorneys' Fees. In the event any party hereto institutes litigation to enforce its rights or remedies under this Agreement, the party prevailing in such litigation shall be entitled to receive an award from the non-prevailing party of the prevailing party's reasonable attorneys' fees and costs incurred in connection with such litigation. The foregoing shall include reasonable attorneys' fees and costs (including paralegals' fees) incurred at trial, on any appeal and in any proceeding in bankruptcy.

11.17 Consent to Jurisdiction; Waiver of Jury Trial. Each of the Parties irrevocably consents to the non-exclusive jurisdiction of the courts of the State of Utah located in the County of Salt Lake, and of the State of Florida located in the County of Seminole, and of the United States District Courts for the District of Utah and for the Middle District of Florida, for the purposes of any suit, action, or proceeding relating to this Agreement or the Plan of Merger (a "Related Proceeding") and irrevocably waives, to the fullest extent it may effectively do so, (i) any objection it may have to the laying of venue of any Related Proceeding in any such court, (ii) the defense of an inconvenient forum to the maintenance of any Related Proceeding in any such court, and (iii) any right it may have to a jury trial.

11.18 Cross References. Unless additional information is provided or the content clearly requires otherwise, references to a specified Article or Section shall be construed to mean a reference to the specified Article or Section of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.


                        CONSOLIDARE ENTERPRISES, INC.


                        By: Ferris Ritchey, Jr.
                        Its: President


                        SECURITY NATIONAL FINANCIAL
                        CORPORATION



                        By: Scott M. Quist
                        Its: Vice President

                                  ANNEX I

                     AGREEMENT BY CERTAIN SHAREHOLDERS
                     OF CONSOLIDARE ENTERPRISES, INC.
                    TO VOTE IN FAVOR OF PLAN OF MERGER

      Pursuant to Section 6.3 of that certain Acquisition Agreement by and among Security National Financial Corporation, Consolidare Enterprises, Inc. ("CEI"), and the undersigned Shareholders of CEI, dated as of April 24, 1998, the undersigned Shareholders of CEI each hereby joins in said Acquisition Agreement for the sole and limited purposes of (i) agreeing to the provisions of said Section 6.3, (ii) irrevocably agreeing to vote its, his or her shares in CEI in favor of the Plan of Merger described in said Acquisition Agreement, and (iii) irrevocably appointing George Pihakis and David C. Thompson, and each or either of them (with full power of substitution), as its, his or her agent and proxy to vote such shares in favor of said Plan of Merger at the special meeting of stockholders called for the purpose of acting on said Plan of Merger.

      The respective numbers of shares of CEI owned by the undersigned are shown in parentheses.

      This instrument may be executed in any number of counterparts, each of which shall be deemed an original, provided that all Shareholders sign at least one such counterpart. All such counterparts shall be attached to the Acquisition Agreement.

      Executed as of April 24, 1998.


-------------------------------     ----------------------------
Ferris S. Ritchey, Jr. (326,870)    Dolores M. Pihakis, as
                                     Trustee (167,446)

-------------------------------     -----------------------------
Paula T. Roehm (128,279)            A. Thomas Frank (4,995)

-------------------------------     -----------------------------
John M. Roehm (194,298)             Margaret Jeanne Frank
                                          (70,645)

-------------------------------     -----------------------------
C. Lloyd Zobrist (11,751)           Frank A. Hulet and Virginia
                                    Hulet Revocable Trust
                                    (129,180)

--------------------------------    By:
David C. Thompson                   Frank A. Hulet, Trustee


--------------------------------    By:
Patricia M. Thompson                Virginia Hulet
                                    (Jointly with D.C.T.  69,043)

--------------------------------    -----------------------------
The Mullenix Family                 Johnson Family Trust
Partnership (240,000)(              (109,999)


By:                                 By:
Charles W. Mullenix, Trustee        Charles W. Johnson, Trustee


-------------------------------     By:
Charles W. Mullenix                 Harriet S. Johnson, Trustee

                                    WRCL Company (141,799)

-------------------------------     By:
Mary Jane Mullenix                  President
(jointly with C.W.M.  75,548)

                                    Lewis Kassis Trust (293,152)

--------------------------------    By:
Samuel F. Brewer                    Lewis E. Kassis, Trustee

---------------------------------
Anna T. Brewer                      Virginia Anne Martin
(jointly with S.F.B. (95,966)       (122,987)



(Total number of shares of CEI owned by all Shareholders:
(2,181,958)

                       AGREEMENT AND PLAN OF MERGER



      Agreement and Plan of Merger, dated                , 1998,
by and between CONSOLIDARE ENTERPRISES, INC., a Florida corporation ("CEI"), and SECURITY NATIONAL FINANCIAL CORPORATION, a Utah corporation ("SNFC", and together with CEI, the "Constituent Corporations").

                                 RECITALS

      WHEREAS, the respective Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of each of the Constituent Corporations and their respective shareholders that a merger of the Constituent Corporations (the "Merger") be consummated in accordance with the laws of the States of Utah and Florida, upon the terms and subject to the conditions set forth in this Agreement and Plan of Merger, and have, by appropriate resolutions duly authorized, approved, and adopted this Agreement and Plan of Merger and directed that it be submitted to their respective shareholders for adoption.

      NOW, THEREFORE, in consideration of the mutual covenants, agreements and provisions herein contained, the parties agree as follows:

      1      Issued and Outstanding Stock.  As of the date
hereof, the authorized capital stock of CEI consists of 5,850,000 shares of Common Stock, par value $0.25 per share (the "CEI
Common Stock"), of which 3,383,144 shares are issued and outstanding.

      2     Merger.  CEI shall be merged with and into SNFC,
which shall be the surviving corporation under its present name and which shall continue to be governed by the laws of the State of Utah. From and after the Effective Time (as herein defined) of the Merger, the corporate existence of SNFC, with all its rights, privileges, and immunities, shall continue unaffected and unimpaired by the Merger. The corporate existence of CEI, with all its rights, privileges, and immunities, shall be merged into SNFC and SNFC shall, as the surviving corporation, be fully vested therewith in accordance with the applicable laws of the States of Utah and Florida. The separate existence and corporate organization of CEI shall cease upon the Effective Time of the Merger.

      No liability or obligation due or to become due, claim, or demand for any cause existing against the Constituent Corporations, or any shareholder, officer, or director thereof, shall be released or impaired by the Merger. No action or proceeding, whether civil or criminal, then pending by or against the Constituent Corporations, or any shareholder, officer, or director thereof, shall abate or be discontinued by the Merger, but may be enforced, prosecuted, settled, or compromised as if the Merger had not occurred, or SNFC, as the surviving corporation, may be substituted in such action or special proceeding in place of CEI.

      3     Effective Time.  The Merger shall become effective
(the "Effective Time") at the subsequent time specified in the Articles of Merger filed with the Department of State of the State of Florida or, if no time subsequent to such filings is specified therein, upon the later of the time (i) at which Articles of Merger are filed with the Division of Corporations and Commercial Code of the State of Utah and (ii) at which Articles of Merger are filed with the Department of State of the State of Florida.

      4     Certificate of Incorporation and By-Laws.  The
Certificate of Incorporation of SNFC as in effect immediately prior to the Effective Time shall thereafter continue to be SNFC's Certificate of Incorporation until amended as provided by law, and the by-laws of SNFC as in effect immediately prior to the Effective Time shall thereafter continue to be SNFC's by-laws until amended as provided in such by-laws or by law.

      5     Directors and Officers.  The directors and officers
of SNFC in office at the Effective Time shall continue to act as such and shall hold office until their successors shall have been elected and qualified.

      6     Conversion of Shares.  At the Effective Time:
      (a) The holders of shares of CEI Common Stock then issued and outstanding (other than such shares owned by SNFC, held in the treasury of CEI, or owned by persons who have perfected their rights as dissenting shareholders under Section 607.1301 et seq. of the Florida Statutes (the "Appraisal Statute")) and the Converting Debentureholders, as defined in the Acquisition Agreement, dated as of April 21, 1998, by and among SNFC, CEI and certain Shareholders of CEI who have executed Annex I thereto (the "Acquisition Agreement") shall, by virtue of the Merger, be entitled to receive, and as soon as practicable after the Effective Time upon surrender of a certificate or certificates representing such shares of CEI Common Stock held by such holders and CEI Convertible Debentures held by such Converting Debentureholders to the Disbursing Agent to be appointed by SNFC pursuant to the Acquisition Agreement, shall be paid the amounts set forth in Section 2.2 of the Acquisition Agreement at the times provided therein, without interest thereon (except as provided therein), and all such shares and such Convertible Debentures, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled, and each certificate representing such shares and each such debenture shall thereafter and until so surrendered be deemed to represent for all corporate purposes only the right to receive the cash amount set forth in such Section 2.2. If payment is to be made to a person other than the registered holder of the certificate or debenture surrendered, it shall be a condition of such payment that the certificate or debenture so surrendered shall be properly endorsed or otherwise in proper form for transfer, and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate or debenture surrendered or establish to the satisfaction of the Disbursing Agent that such tax has been paid or is not applicable.

      (b) Each share of CEI Common Stock either then owned by SNFC or then held in the treasury of CEI shall, by virtue of the Merger and without any action on the part of SNFC or CEI, be canceled, and no consideration shall be received in respect of any such shares.

      7     Appraisal Rights.  If any holder of shares of CEI
Common Stock shall properly perfect such holder's appraisal rights in accordance with the Appraisal Statute (any such shareholder being hereinafter called a "Dissenting Shareholder"), then such Dissenting Shareholder shall receive such payment from SNFC (but only after the value of such shares shall have been agreed upon or finally determined pursuant to the provisions of the Appraisal Statute). Anything contained in this Section 7 to the contrary notwithstanding, if a Dissenting Shareholder shall have failed to perfect or shall have lost his right of appraisal, such Dissenting Shareholder shall be entitled to be paid the amount to which such Dissenting Shareholder would have been entitled under this Agreement had such shareholder not perfected such rights.

      8     Stock Transfer Book.  At and after the Effective
Time, transfers of shares of CEI Common Stock (other than shares owned by SNFC) outstanding prior to the Effective Time shall not be made on the stock transfer books of SNFC, as the surviving corporation.

      9     Effects of the Merger.  At the Effective Time, all
the rights, privileges, immunities, powers, and purposes and all the property, real and personal, including subscriptions for shares, causes of action, and every other asset of CEI shall be vested in SNFC, as the surviving corporation, without further act or deed. SNFC, as the surviving corporation, shall assume and be liable for all the liabilities and obligations of the Constituent Corporations.

      10    Instructions for Surrender of Certificates.  Promptly
after the Effective Time, there shall be mailed to each holder of record of an outstanding certificate which prior thereto represented shares of CEI Common Stock and to each Converting Debentureholder a form of letter of transmittal and/or instructions for use in effecting the surrender of such certificate or debenture for payment therefor as provided in
Section 6(a) of this Agreement and Plan of Merger.

      11    Further Actions.  From time to time, as and when
requested by SNFC, as the surviving corporation, or by its successors or assigns, the proper directors and officers of the Constituent Corporations last in office shall execute and deliver or cause to be executed and delivered all such other instruments, and shall take or cause to be taken all such further or other actions, as SNFC, as the surviving corporation, or its successors or assigns, may deem necessary or desirable in order to vest in and confirm to SNFC, as the surviving corporation, and its successors and assigns, title to and possession of all the rights, privileges, immunities, powers, and purposes of CEI, and all property, real and personal, of CEI, and otherwise to carry out the intent and purposes of this Agreement and Plan of Merger.

      12    Amendments.  Subject to applicable law, at any time
before or after approval and adoption by the shareholders of CEI, this Agreement and Plan of Merger may be amended or supplemented by additional agreements, articles, or certificates as may be determined in the judgment of the respective boards of directors of the Constituent Corporations to be necessary, desirable, or expedient to further the purposes of this Agreement and Plan of Merger, to clarify the intention of the parties hereto, to add to or to modify the covenants, terms, or conditions contained herein or to effectuate or to facilitate any governmental approval of the Merger or this Agreement and Plan of Merger, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby.

      IN WITNESS WHEREOF, each of the parties has caused this Agreement and Plan of Merger to be signed by its duly authorized officer, all as of the date first above written.

                        CONSOLIDARE ENTERPRISES, INC.


                        By:


                        SECURITY NATIONAL FINANCIAL CORPORATION


                        By:

                             ESCROW AGREEMENT


      AGREEMENT made and entered into as of April 24, 1998 by and among SunTrust Bank, Central Florida, N.A., a national banking association (hereinafter referred to as "Disbursing Agent"), Security National Financial Corporation, a Utah corporation (hereinafter referred to as "SNFC"), and Consolidare Enterprises, Inc., a Florida corporation (hereinafter referred to as "CEI").

                                 Recitals

      CEI and SNFC have entered into an Acquisition Agreement (the "Agreement") dated as of April 24, 1998, by which CEI will be merged into SNFC (the "Merger"). The Merger will be effective on the date specified in the Articles of Merger filed with the Department of State of the State of Florida and the Articles of Merger filed with the Division of Corporations and Commercial Code of Utah or if no date is specified therein, the later of the time (i) at which Articles of Merger are filed with the Department of State of the State of Florida and (ii) at which Articles of Merger are filed with the Division of Corporations and Commercial Code of Utah. Each share of CEI's common stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the payments provided in the Agreement.

      In accordance with the Agreement, the holders of the outstanding convertible debentures of CEI will be notified (i) of their opportunity to elect to receive an amount of cash equal to the amount that they would receive if they converted their debentures into common stock of CEI immediately prior to the Effective Time in accordance with the terms of the debentures and
(ii) of SNFC's intention, promptly after the Effective Time, to call the debentures held by any holders who do not make such election. Because holders of debentures will receive more cash if they make such election than if their debentures are called, SNFC and CEI anticipate that few, if any, holders of debentures will fail to make the election described in clause (i).

      The parties wish to provide for the delivery of CEI common stock and convertible debentures and payments by SNFC and CEI to the Disbursing Agent and for the Disbursing Agent to hold such payments by SNFC and CEI and to make payments to SNFC, CEI and the holders of CEI common stock and convertible debentures, all as provided under and subject to the terms of this Agreement.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties do hereby agree as follows:

Section 1.  Definitions

      For purposes of this agreement, the following terms (which may be used in the plural) have the meanings ascribed below:

                        (a)   "Accrued Commissions and Interest"
shall have the meaning specified in Section 2.2(a)(2) of the Agreement;

            (b)   "CEI Lawsuit" means CEI's lawsuit against MCE
Equities, Inc.;

            (c) "CEI Lawsuit Recovery Amount" means all amounts received by CEI or the Buyer in connection with the CEI Lawsuit after the Closing Date.

            (d) "Certificate" means a Stock Certificate or a Debenture;

            (e) "Certificateholder" means a Debentureholder or a Stockholder;

            (f)   "Converting Debentureholder" means a
Debentureholder who elects to convert its Debenture(s) into the right to receive the consideration such Debentureholder would have received if such Debentureholder had elected to convert such Debenture(s) into shares of common stock of CEI immediately prior to the Effective Time;

            (g)   "Debenture" means one of the 14 1/4%
Convertible Subordinated Debentures of CEI, due September 1,
2002, currently issued and outstanding in the aggregate principal amount of $1,875,300;

            (h) "Debentureholder" means a person who is a registered holder of a Debenture at the Effective Time;

            (i) "Debenture Reserve Amount" means the amount required for the redemption by SNFC of the Debentures held by Nonconverting Debentureholders, which the Disbursing Agent shall calculate by adding to the principal amount of such Debentures the accrued and unpaid interest (14.25% per annum, payable monthly on the first day of each month) that will be payable with respect to such Debentures on the redemption date, which shall be the first business day following the 20th calendar day after the Effective Date (and in making such calculation the Disbursing Agent shall assume that CEI (and SNFC, if applicable) has made all prior interest payments on time and will make any regularly scheduled interest payment scheduled to occur prior to the redemption date on time);

            (j)   "Default Investment Instructions" means in the
SEI Repurchase Agreement Program;

            (k) "Effective Time" means the Effective Time of the Merger as such term is defined in the Agreement, notice of which time shall be delivered in writing to the Disbursing Agent by CEI;

            (l)   "Effective-Time Consideration Amount" means the
"Merger Consideration," as defined in Section 2.2(a)(2) of the Agreement, less the Accrued Commissions and Interest, the Debenture Reserve Amount and the Litigation Reserve Amount and the amounts provided in Section 2.2(c) of the Agreement;

            (m)   "Effective-Time Per Share Amount" means the
Effective-Time Consideration Amount divided by the Post-Conversion Number of Shares;

            (n) "Indemnity Escrow Account" means the funds retained by the Disbursing Agent pursuant to Section 6(c) of this Agreement and any account or accounts in which such funds may be held by the Disbursing Agent;

            (o)   "Holdback Payment Date":  means the later of
(i) January 3, 2000, or (ii) the first business day following the date that is the one-year anniversary of the Effective Time;

            (p) "Litigation Reserve Account" means the account in which the Litigation Reserve Amount, interest thereon, and other funds required to be deposited therein are held by the Disbursing Agent;

            (q) "Litigation Reserve Amount" means the sum of $157,400;

            (r)   "Nonconverting Debentureholder" means a
Debentureholder who does not make the election required in order to become a Converting Debentureholder;

            (s) "Permitted Investments" means (i) direct obligations of, or obligations guaranteed by, the United States of America, (ii) Federal Agency obligations including the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, and the Federal Home Loan Banks, (iii) repurchase agreements fully collateralized by the securities named in (i) and (ii) above, including the SEI Repurchase Agreement Program, and (iv) certificates of deposit of financial institutions (including the Disbursing Agent) having a Moody's short term rating of P-1 or better or equivalent rating from another nationally recognized rating bureau;

            (t) "Post-Conversion Number of Shares" means the sum of 3,383,144 plus the quotient of the face amount of the Debentures held by the Converting Debentureholders divided by $2.10;

            (u)   "SSLIC Lawsuit" means SSLIC's lawsuit against
O'Neil, Lee and West, Inc., Hartford Insurance Company of the
Southeast and United States Fire Insurance Company;

            (v) "SSLIC Lawsuit Recovery Amount" means all amounts received by SSLIC in connection with the SSLIC Lawsuit;

            (w)   "Stock Certificate" means a certificate
evidencing the common stock of CEI and held by a Stockholder; and

            (x) "Stockholder" means a registered holder of shares of CEI common stock at the Effective Time.

Section 2. Appointment of Escrow Agent and Disbursing Agent. SNFC appoints the Disbursing Agent as escrow agent and disbursing agent in connection with the Merger and authorizes it to effect the exchange of Certificates for cash and to perform the other duties set forth herein, all in accordance with the terms of this agreement. Prior to the Effective Time, funds held by the Disbursing Agent shall be invested at the written direction of SNFC, with the concurrence of CEI, in Permitted Investments. If the Disbursing Agent has not received investment direction, funds will be invested in accordance with the Default Investment Instructions. It is agreed that funds held by the Disbursing Agent after the Effective Time will be invested in accordance with the Default Investment Instructions.

      (a) Delivery of SNFC Deposit Amount. In accordance with the Agreement, on the date hereof, SNFC will cause $100,000 (the "SNFC Deposit Amount") to be delivered to the Disbursing Agent in immediately available funds. The Disbursing Agent agrees to hold the SNFC Deposit Amount, together with the proceeds of the investment thereof, in escrow and deliver the SNFC Deposit Amount and the proceeds of the investment thereof to the person(s) designated below under the following conditions:

                  (i)   To the Certificateholders after the
Effective Time, as described below; or

                  (ii)  To CEI upon receipt of written demand
therefor (the "Demand"), which Demand shall state: (i) that SNFC has breached its obligations and failed to close under the Agreement and specifically setting forth the facts and circumstances underlying such breach or (ii) that CEI has terminated the Agreement pursuant to Section 11.2 thereof. The Disbursing Agent shall not honor such Demand until seven (7) days have elapsed after the Disbursing Agent has delivered a copy of the Demand to SNFC, nor thereafter if the Disbursing Agent shall have received a written notice of objection (the "Objection") from SNFC in accordance with the provisions of subsection (c) of this Section; or

                  (iii) To SNFC, upon Demand therefor, which
Demand shall state: (i) that this agreement has been terminated in accordance with the provisions hereof and that SNFC is not in default under the Agreement, (ii) that the Agreement has been terminated in accordance with the provisions thereof and that SNFC is not in default under the Agreement, or (iii) that CEI has defaulted in the performance of the Agreement and, in either instance, specifically setting forth the facts and circumstances underlying the same. The Disbursing Agent shall not honor such Demand until seven (7) days have elapsed after the Disbursing Agent has delivered a copy of the Demand to CEI or thereafter if the Escrow Agent shall have received an Objection from CEI in accordance with the provisions of subsection (c) of this Section.

      (b) Delivery of CEI Deposit Amount. In accordance with the Agreement, on the date hereof, CEI will cause $100,000 (the "CEI Deposit Amount") to be delivered to the Disbursing Agent in immediately available funds. The Disbursing Agent agrees to hold the CEI Deposit Amount, together with the proceeds of the investment thereof, in escrow and deliver the CEI Deposit Amount and the proceeds of the investment thereof to the person(s) designated below under the following conditions:

                  (i)   To SNFC, after the Effective Time; or

                  (ii) To SNFC, upon receipt of written demand therefor (the "Demand"), which Demand shall state that CEI has breached its obligations and failed to close under the Agreement and specifically setting forth the facts and circumstances underlying such breach. The Disbursing Agent shall not honor such Demand until seven (7) days have elapsed after the Disbursing Agent has delivered a copy of the Demand to CEI, nor thereafter if the Disbursing Agent shall have received a written notice of objection (the "Objection") from CEI in accordance with the provisions of subsection (c) of this Section; or

                  (iii) To CEI, upon Demand therefor, which
Demand shall state: (i) that this agreement has been terminated in accordance with the provisions hereof and that CEI is not in default under the Agreement, (ii) that the Agreement has been terminated in accordance with the provisions thereof and that CEI is not in default under the Agreement, (iii) that SNFC has defaulted in the performance of the Agreement and, in either instance, specifically setting forth the facts and circumstances underlying the same or (iv) in that CEI has terminated the Agreement, pursuant to Section 11.2 thereof. The Disbursing Agent shall not honor such Demand until seven (7) days have elapsed after the Disbursing Agent has delivered a copy of the Demand to SNFC nor thereafter if the Escrow Agent shall have received an Objection from SNFC in accordance with the provisions of subsection (c) of this Section.

            (c) Upon receipt of a Demand from SNFC or CEI, as the case may be, pursuant to subsection (a) or (b) of this Section, the Disbursing Agent shall promptly deliver a copy of the Demand to the other party. The other party shall have the right to object to the delivery of the SNFC or CEI Deposit Amount by filing an Objection with the Disbursing Agent within seven (7) days after the giving of a copy of the Demand from the Disbursing Agent. Upon receipt of an Objection, the Disbursing Agent shall promptly mail a copy thereof to the party who filed the Demand.

            (d) In the event the Disbursing Agent shall have received an Objection within the time period provided for in subsection (c) of this Section, the Disbursing Agent may (i) continue to hold the SNFC or CEI Deposit Amount until receipt of written notice from CEI and SNFC directing the disbursement of such Deposit Amount, in which case the Disbursing Agent shall then disburse such Deposit Amount in accordance with said direction, or (ii) deposit such Deposit Amount with a court of competent jurisdiction and bring an action for interpleader, the costs thereof to be borne by whichever of CEI or SNFC is the losing party. In the event of litigation between CEI and SNFC, the Disbursing Agent shall deliver any Deposit Amount then held by the Disbursing Agent to the clerk of the court in which said litigation is pending.

            (e)   The Disbursing Agent may act upon any
instrument or other writing believed by it in good faith to be genuine and to be signed and presented by the proper person, and it shall not be liable in connection with the performance of any duties imposed upon the Disbursing Agent by the provisions of this agreement, except by reason of the Disbursing Agent's gross negligence or willful default or failure to comply with the terms of this agreement.

            (f) If SNFC defaults under the Agreement, SNFC and CEI have agreed that the damages that CEI will sustain as a result thereof will be substantial but will be difficult to ascertain. Accordingly, SNFC and CEI have agreed that in the event of such default CEI shall have the right to retain the SNFC Deposit Amount and the proceeds of the investment thereof as and for its liquidated damages and sole remedy, and upon such retention neither party shall have any further claim against the other party and this agreement shall be of no further force and effect.

            (g) If CEI defaults under the Agreement, SNFC and CEI have agreed that the damages that SNFC will sustain as a result thereof will be substantial but will be difficult to ascertain. Accordingly, SNFC and CEI have agreed that in the event of such default SNFC shall have the right to retain the CEI Deposit Amount and the proceeds of the investment thereof as and for its liquidated damages and sole remedy, and upon such retention neither party shall have any further claim against the other party and this agreement shall be of no further force and effect.

Section 3.  Stock Records; Debentureholders.  On or prior to May
10, 1998, CEI shall deliver the following to the Disbursing
Agent:

            (a)   a list of all Certificateholders as of April
30, 1998, using their names as they appear on CEI's stock register and register of Debentures, and specifying the following with respect to each Certificateholder:

                        (i)   last known address;

                                   (ii)   the number of each
Certificate held and the number of shares or principal amount represented by each Certificate; and

                                  (iii)   Taxpayer Identification
Number;

            (b) a stop list of Certificates reported lost and replaced, showing the registered owner of the lost Certificate, the Certificate number, the number of shares represented by the Certificate, the number of the replacement Certificate, and the name of the person to whom the replacement Certificate was issued;

            (c) a certificate of an officer of CEI that the lists specified in subsections (a) and (b), above, are true and correct as of April 30, 1998, and as to other matters that the Disbursing Agent reasonably requires.

The stock transfer books of CEI shall be closed as of the midnight immediately preceding the Effective Time, and no transfer of any CEI shares shall be registered after that time. Not later than the Effective Time, CEI shall deliver to the Disbursing Agent a list of all transfers of CEI shares and Debentures since April 30, 1998, showing the name of each buyer and seller, the number of shares transferred, the Certificate numbers of the Certificates evidencing the Certificates transferred, and the transferees' addresses. CEI shall give the Disbursing Agent written notice of the Effective Time.

Section 4. Initial Mailing to Certificateholders. On or before June 1, 1998, CEI shall supply the Disbursing Agent with a sufficient number of copies of letters of instruction or cover letters from CEI to Certificateholders and copies of a letter of transmittal. The Disbursing Agent shall supply outgoing and return envelopes to be used in connection with the distribution of the letters of transmittal to Certificateholders. As promptly as practicable after the delivery thereof by CEI, the Disbursing Agent shall cause the letters of transmittal to be mailed first class, postage prepaid, to each Certificateholder.

Section 5. Preparation for Exchange. Not later than 11:00 a.m. (Eastern Time) on the Closing Date, SNFC shall make the payment to the Disbursing Agent provided in Section 2.2(d)(i) of the Agreement, from which payment, together with the Deposit Amount, the Disbursing Agent shall issue checks to the Certificateholders (including checks to any Nonconverting Debentureholders), in the aggregate amount of the Merger Consideration, less the Accrued Commissions and Interest and the Litigation Reserve Amount and shall deposit the Litigation Reserve Amount in the Litigation Reserve Account. Based on the lists provided under Section 3 of this agreement, the Disbursing Agent (a) shall determine the amount of cash that each Stockholder and Converting Debentureholder is to receive upon surrender of such Certificateholder's Certificate(s) by allotting to each such person an amount equal to the product of the Effective-Time Per Share Amount multiplied by the number of CEI shares held by such person (if a Stockholder) or the whole number of CEI shares into which a Converting Debentureholder's Debenture(s) are convertible (if a Converting Debentureholder).

Section 6.  The Exchange; Subsequent Distributions by Disbursing
Agent.

      (a)   The Disbursing Agent shall receive and examine
Certificates and accept Certificates that are:

            (i) identified in the list of Certificateholders referred to in paragraph 3 of this agreement, and

            (ii) accompanied by a duly executed letter of transmittal, in one of the forms provided to the Disbursing Agent pursuant to Section 4 of this agreement. If such letter of transmittal provides that payment is to made other than to the registered holder, the signature(s) on such letter of transmittal must be guaranteed by a bank, broker or other institution which is a member of the Medallion Signature Guaranty Program (each an "Eligible Institution") unless a signature is that of an Eligible Institution. In each case where the letter of transmittal or any other document has been improperly completed or executed or some other irregularity exists, the Disbursing Agent will endeavor to inform the presenter of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

After the Effective Time and upon receipt of the foregoing documents from a Stockholder or Converting Debentureholder, the Disbursing Agent shall prepare and mail a check payable to the Stockholder or Converting Debentureholder or to a person specified by the Stockholder in the letter of transmittal, in an amount determined in accordance with Section 5 of this agreement. Notwithstanding the foregoing, the Disbursing Agent shall not require the signature of a Stockholder or Converting Debentureholder to be guaranteed if it receives the written directions of both CEI and SNFC that a guaranty of the signature of a specified Stockholder or Converting Debentureholder is not required.

      (b) As promptly as practicable after its receipt of any called Debenture, the Disbursing Agent shall mail to such Debentureholder a check for the amount payable to such Debentureholder pursuant to the terms of the Debenture which shall be paid from the Debenture Reserve Amount.

      (c) Pursuant to the Agreement, SNFC has agreed to pay to the Disbursing Agent the Accrued Commissions and Interest. The Accrued Commissions and Interest shall be paid, upon receipt by the Disbursing Agent, to each Stockholder and Converting Debentureholder, prorata, in proportion to the cash distribution to which each was entitled at the Effective Time.

      (d) From the Litigation Reserve Account, the Disbursing Agent shall pay the fees and expenses billed by the law firms of Johnston Barton Proctor & Powell LLP, Birmingham, Alabama and Mateer & Harbert, P.A., Orlando, Florida, in the CEI Lawsuit and 54.7% of the fees and expenses billed by the law firms of Johnston Barton Proctor & Powell LLP and Mateer & Harbert, P.A., in the SSLIC Lawsuit. The Disbursing Agent shall pay such fees and expenses from the Litigation Reserve Account upon receipt of statements from the law firms of Johnston Barton Proctor & Powell LLP and Mateer & Harbert, P.A.

      (e) Pursuant to the Agreement, SNFC has agreed to pay to the Disbursing Agent the CEI Lawsuit Recovery Amount and 57.4% of the SSLIC Lawsuit Recovery Amount which shall be deposited in the Indemnity Escrow Account. Such funds shall be held by the Disbursing Agent until the total amount held in the Indemnity Escrow Account is $500,000. All additional such funds received by the Disbursing Agent after the total amount held in the Escrow Account reaches $500,000 shall be paid, upon receipt by the Disbursing Agent, to each Stockholder and Converting Debentureholder, pro rata, in proportion to the cash distribution to which each was entitled at the Effective Time.

      (f) Provided that the Disbursing Agent has not received written notice from SNFC of an indemnification claim (which notice has not been withdrawn) (such notice, an "Indemnity Claim Notice"), the Disbursing Agent shall, on the Holdback Payment Date, pay to each Stockholder and Converting Debentureholder, pro rata in proportion to the cash distribution to which each was entitled at the Effective Time, the funds remaining in the Indemnity Escrow Account, less any undistributed portion of the Debenture Reserve Amount, and less any amount designated pursuant to Subsection (h) below for transfer to the Litigation Reserve Account. If the Disbursing Agent has received an Indemnity Claim Notice (which notice has not been withdrawn), and the Indemnity Claim Amount (as defined in paragraph (g) below) is less than $500,000, then the Disbursing Agent shall, on the Holdback Payment Date, pay to each Stockholder and Converting Debentureholder, pro rata in proportion to the cash distribution to which each was entitled at the Effective Time, the funds remaining in the Escrow Account, less the sum of (i) the Indemnity Claim Amount and (ii) any undistributed portion of the Debenture Reserve Amount and (iii) any amount designated pursuant to Subsection (h) below for transfer to the Litigation Reserve Account.

      (g) Upon receipt of an Indemnity Claim Notice (which notice shall specifically set forth the amount of (the "Indemnity Claim Amount"), and the basis for, such claim), at least ten (10) days prior to the Holdback Payment Date (the Disbursing Agent shall ignore any such notice which it receives less than ten (10) days prior to the Holdback Payment Date), the Disbursing Agent shall give notice thereof by delivering a copy of such Indemnity Claim Notice to each Stockholder, each Converting Debentureholder, and each holder of an outstanding Debenture within ten (10) business days. Each Stockholder and Converting Debentureholder shall have the right to contest an Indemnity Claim Notice by filing an objection (a "Response", and each person filing a Response, a "Respondent") with the Disbursing Agent within ten (10) days after the giving of a copy of such Indemnity Claim Notice by the Disbursing Agent. Upon receipt of a Response, the Disbursing Agent shall promptly give notice thereof to SNFC. In the event the Disbursing Agent shall have received a Response within the 10-day time period provided therefor, the Disbursing Agent may (i) continue to hold the Indemnity Claim Amount in escrow until receipt of written notice from SNFC and each Respondent directing the disbursement of the Indemnity Claim Amount, in which case the Disbursing Agent shall then disburse the Indemnity Claim Amount in accordance with such direction, or (ii) deposit the Indemnity Claim Amount with a court of competent jurisdiction and bring an action for interpleader, the costs thereof to be borne by whichever of SNFC and the Respondent(s) is the losing party. In the event of litigation between the Respondent(s) and SNFC, the Disbursing Agent shall deliver the Indemnity Claim Amount to the clerk of the court in which said litigation is pending.

      (h) At any time during the period of thirty days prior to the Holdback Payment Date, the former President of CEI, Ferris S. Ritchey, Jr., or in the event of his absence or inability to act, the former Executive Vice-President of CEI, David C. Thompson, may by notice to the Disbursing Agent, direct that funds be transferred from the Indemnity Escrow Account to the Litigation Reserve Account. Upon receipt of such notice, the Disbursing Agent shall transfer the funds so designated, provided that such funds are in excess of any Indemnity Claim Amount, from the Indemnity Escrow Account to the Litigation Reserve Account.

      (i) Following receipt by the Disbursing Agent of notice of termination of the CEI Lawsuit and the SSLIC Lawsuit, which shall be given to the Disbursing Agent by the law firm of Johnston Barton Proctor & Powell LLP, Birmingham, Alabama, the Disbursing Agent shall pay to each Stockholder and Converting Debentureholder, prorata in proportion to the cash distribution to which each was entitled at the Effective Time, the funds remaining in the Litigation Reserve Account.

      (j) The Disbursing Agent shall mail all checks by first class mail, postage prepaid.

Section 7. Cancellation of Certificates. Upon the Effective Time, the Disbursing Agent shall stamp each Certificate received by it as canceled and shall so cancel each Certificate subsequently received by it from any Certificateholder. The Disbursing Agent shall promptly deliver each canceled Certificate to CEI.

Section 8. Lost Certificates and Debentures. If a Certificateholder has lost its Certificate and is therefore unable to surrender it to the Disbursing Agent, the Disbursing Agent is authorized to deliver cash to that Certificateholder only upon the Disbursing Agent's receipt from the Certificateholder of an affidavit of loss and an indemnity bond for the benefit of CEI, the Disbursing Agent, and SNFC, in not less than the amount of the cash payable to the Certificateholder. Notwithstanding the foregoing, the Disbursing Agent shall make payment to the Certificateholder who has not provided the Disbursing Agent with an indemnity bond if SNFC has delivered to the Disbursing Agent a written instrument instructing the Disbursing Agent to deliver the cash to the Certificateholder and agreeing to hold the Disbursing Agent harmless for making the payment.

Section 9.  Tax Requirements.   The Disbursing Agent shall
arrange to comply with all requirements under the tax laws of the United States and applicable states, including those relating to missing Tax Identification Numbers, and shall file any appropriate reports with the Internal Revenue Service and the relevant state tax authorities (e.g., 1099, 1099B, etc.) and mail copies thereof to Certificateholders. SNFC understands that the Disbursing Agent is required to deduct 31% on payments to holders who have not supplied their correct Taxpayer Identification Number or required certification. Such funds will be turned over to the Internal Revenue Service.

Section 10. Termination. If the Effective Time has not occurred, this agreement is terminated on the earlier of

            (i)   the close of business on October 30, 1998, or

            (ii) the date of the Disbursing Agent's receipt of a notice signed by CEI and SNFC that the Agreement has been terminated.

If the Effective Time occurs before the close of business on October 30, 1998, this agreement shall terminate sixty days after receipt by the Disbursing Agent of notice of termination of the CEI Lawsuit and the SSLIC Lawsuit given pursuant to Section 6(i) of this Agreement. The Disbursing Agent's rights and obligations under this Section 10, however, shall survive the termination until the following obligations are satisfied:

            (a) If the Effective Time does not occur and the Agreement is terminated, the Disbursing Agent promptly shall return all the Certificates to the Certificateholders.

            (b) If the Effective Time occurs and, as of the date this agreement is terminated, a Stockholder or Debentureholder has not delivered to the Disbursing Agent the documents specified in Section 6 of this agreement and the Disbursing Agent has not issued a check to that Stockholder or Debentureholder in accordance with this agreement, any funds then held by the Disbursing Agent in the Escrow Account shall be delivered to SNFC and SNFC shall assume responsibility for making payments to that Stockholder or Debentureholder upon SNFC's receipt of the documents specified in Section 6. Notwithstanding the foregoing, if SNFC, as required or permitted by law, pays to the State of Florida any unclaimed funds payable in exchange for shares or options canceled in connection with the Merger, neither the Disbursing Agent nor SNFC shall be responsible for paying those funds to the Stockholder or Debentureholder, who will be entitled to receive those funds, if at all, only from the State of Florida.

Section 11. Retention of Documents. The Disbursing Agent shall preserve all documents received by it from any Stockholder or Debentureholder and not delivered to CEI pursuant to Section 7 of this agreement for a period of time at least equal to the period of time the Disbursing Agent preserves other records pertaining to the transfer of securities.

Section 12. Compensation of Disbursing Agent. SNFC shall pay the Disbursing Agent's fees and expenses; provided, however, that to the extent funds are available at the time or subsequently in the Indemnity Escrow Account, one-half of such fees and expenses shall be paid from such account.

Section 13. Limitation of Duties.  The Disbursing Agent:

            (a) shall have no duties or obligations other than those specified in this agreement;

            (b) will be considered as making no representation and having no responsibilities as to the validity, sufficiency, value, or genuineness of any Certificate or any shares represented by any Stock Certificate or any obligation represented by any Debenture deposited with the Disbursing Agent and will not be required to, and will not, make a representation as to the validity of the Merger or the value of any CEI shares or any Debenture;

            (c) shall not be obligated to take any legal action under this agreement that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity;

            (d) may rely on, and shall be protected in acting upon, any certificate, instrument, opinion, notice, letter, telegram, or other document, or any security, delivered to the Disbursing Agent, and in good faith believed by the Disbursing Agent to be genuine and to have been signed by the proper party or parties;

            (e) may rely on and shall be protected in acting upon the written or oral instructions of CEI, SNFC, any of their counsel, including, but not limited to, Don B. Long, Jr., and Randall Mackey, respectively, and authorized employees or other representatives that one or more of the foregoing corporations identify in a writing delivered to the Disbursing Agent that bears the signature of the employee or representative on whom one or more of the corporations authorize the Disbursing Agent to rely;

            (f) may consult counsel satisfactory to the Disbursing Agent (including counsel for CEI or SNFC) and rely on the opinion of such counsel as full and complete authorization and protection in respect of any action taken, suffered, or omitted by the Disbursing Agent in good faith and in accordance with the opinion of such counsel;

            (g) has no knowledge of the Acquisition Agreement or the transaction taking place between SNFC and CEI beyond the facts specifically enumerated in this Escrow Agreement; and

            (h) has the right, in its discretion, to resign as escrow agent hereunder at any time, by giving at least thirty
(30) days' prior written notice of such resignation to SNFC, each Stockholder, each Converting Debentureholder, and each holder of an outstanding Debenture. In such event SNFC will promptly select another bank with offices in the state of Florida or Alabama with capital, surplus and undivided profits of not less than One Hundred Million Dollars ($100,000,000), which will be appointed as successor Disbursing Agent, and will enter into an agreement with such other bank in substantially the form of this Escrow Agreement. Resignation by the Disbursing Agent shall relieve the Disbursing Agent of any responsibility or duty thereafter arising hereunder, but shall not relieve the Disbursing Agent of responsibility to account to SNFC, CEI and the Certificateholders for funds received by the Disbursing Agent from SNFC and CEI prior to the effective date of such resignation. If a substitute for the Disbursing Agent hereunder shall not have been selected, as aforesaid, the Disbursing Agent shall be entitled to petition any court of competent jurisdiction for the appointment of a substitute for it hereunder or, in the alternative, it may transfer and deliver the funds deposited in the Disbursing Account to or upon the order of such court. The Disbursing Agent shall be discharged from all further duties hereunder upon acceptance by the substitute of its duties hereunder or upon transfer and delivery of the said funds in said Disbursing Account to or upon the order of any court and shall thereupon refund to SNFC, pro rata, any compensation paid in advance to the Disbursing Agent by SNFC.

Section 14. Indemnification. SNFC shall indemnify the Disbursing Agent and hold it harmless against any loss, liability, or expense incurred by the Disbursing Agent in good faith and without negligence or misconduct on its part, arising out of or in connection with the administration of its duties under this agreement, including the costs and expenses of defending itself against any claim or liability incurred in connection with the performance of its duties under this agreement. SNFC covenants and agrees to indemnify and hold the Disbursing Agent harmless against any loss, liability, cost, or expense, including reasonable attorneys' fees (incurred without negligence, misconduct or bad faith on the Disbursing Agent's part) arising out of or in connection with any act, omission, delay, or refusal made by the Disbursing Agent in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction, or other instrument or document believed by the Disbursing Agent to be valid, genuine and sufficient and in accepting any letter of transmittal or effecting any payment believed by the Disbursing Agent in good faith to be authorized, and in delaying or refusing in good faith to accept any letter of transmittal or effect any payment.

Section 15. Notices. To be effective, a notice to a party permitted or required under this agreement must be in writing, and shall be considered given when personally delivered (which may be by nationally recognized courier service) or, if mailed, on the third day after the notice is deposited in a United States Postal Service office or letter box, postage pre-paid, to be sent by registered or certified mail, and addressed to the intended recipient at the address specified below or to a different address specified in a writing delivered to the sender by the intended recipient:

      If to CEI:
                  Consolidare Enterprises, Inc.
                  755 Rinehart Road
                  Lake Mary, Florida 32746
                  Attention:  Mr. George Pihakis

                  With a copy to:
                  Johnston Barton Proctor & Powell LLP
                  2900 AmSouth/Harbert Plaza
                  Birmingham, Alabama 35203
                  Attention:  Don B. Long, Jr., Esq.

      If to SNFC:
                  Security National Financial Corporation
                  5300 South 360 West
                  Salt Lake City, Utah  84123
                  Attention: Scott M. Quist

                  With a copy to:
                  Mackey Price & Williams
                  170 South Main Street
                  Suite 900
                  Salt Lake City, Utah  84101-1655
                  Attention: Randall Mackey, Esq.





      If to the Disbursing Agent:
                  SunTrust Bank, Central Florida, N.A.
                  Corporate Trust Administration
                  225 East Robinson Street
                  Suite 250
                  Orlando, FL  32801
                  Attention:  Geraldine P. Kail


      If to a Certificateholder:

            To such Certificateholder's address as set forth on the list delivered to the Disbursing Agent pursuant to Section
2(a) of this Agreement.

Section 16. Miscellaneous. This agreement shall be construed and enforced in accordance with the laws of Florida. This agreement is for the benefit of, and the obligations and duties created by this agreement are binding upon, the parties and their successors, legal representatives, and permitted assignees. A party shall not assign its rights or delegate its duties under this agreement without the prior written consent of every other party, which consent may be arbitrarily withheld. This agreement may be executed in any number of counterparts, each of which shall constitute an original and shall be effective when one or more counterparts have been executed by all the parties and received by the Disbursing Agent. The headings preceding the text of the paragraphs of this agreement are intended for convenience of reference only and do not constitute a part of this agreement. This agreement contains the final and complete expression of the understanding of the parties with respect to the transactions contemplated by this agreement and shall not be amended or modified except by a written instrument signed by all parties.

      IN WITNESS WHEREOF, this Agreement has been executed by the parties, as of the date first above written:

                  SECURITY NATIONAL FINANCIAL CORPORATION

                  By:

                  Its:


                  CONSOLIDARE ENTERPRISES, INC.


                  By:

                  Its:  President

                  SUNTRUST BANK, CENTRAL FLORIDA, N.A.

                  By:

                  Its: